UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Sezzle Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-0971660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Minneapolis, MN 55401, USA

(Address of principal executive offices) (Zip Code)

+1 651 504 5402

(Registrant’s telephone number, including area code)

Suite 6.02, Level 6

28 O’Connell Street

Sydney NSW 2000

(Address of principal executive offices)

+61 2 9048 8856

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001  per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act ☐

i

EXPLANATORY NOTE

Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are filing this General Form for Registration of Securities on Form 10, or this registration statement, to register our common stock, par value $0.00001 per share, or common stock. The common stock is publicly traded on the Australian Securities Exchange, or the ASX, under the ticker “SZL” in the form of CHESS Depositary Interests, or CDIs. CDIs are units of beneficial ownership in shares of our common stock held by CHESS Depositary Nominees Pty Limited, or CDN, a subsidiary of ASX Limited, the company that operates the ASX. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to shares of our common stock on a 1-for-1 basis, including the right to attend stockholders’ meetings. The CDIs are also convertible at the option of the holders into shares of our common stock on a 1-for-1 basis, such that for every CDI converted, a holder will receive one share of common stock. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders from time to time.

This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act or within such shorter period as the Securities and Exchange Commission, or the SEC, may direct. As of the effective date of the registration statement, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to “we,” “us,” “our,” “Company,” or “Sezzle” refer to Sezzle Inc.

All dollar amounts contained herein are expressed in United States dollars, or US$, except where otherwise stated. References to “A$” are references to Australian dollars, the lawful currency of the Commonwealth of Australia. Some numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in certain tables may not equal the sum of the figures that precede them.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies. These provisions include, but are not limited to:

●	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	being exempt from compliance with management’s assessment of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	being exempt from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved by stockholders.

We have elected to take advantage of certain reduced disclosure obligations in this registration statement and may elect to take advantage of other reduced reporting requirements in future filings. In addition, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the date of our first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

FORWARD-LOOKING STATEMENTS

The information in this registration statement includes “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this registration statement, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this registration statement, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this registration statement. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Nevertheless, and despite the fact that management’s expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, our actual results, performance or achievements are subject to future risks and uncertainties, any of which could materially affect our actual performance. Risks and uncertainties that could affect such performance include, but are not limited to:

●	the adequacy of funds for future operations;

●	future expenses, revenue, and profitability;

●	trends affecting financial conditions and results of operations;

●	general economic conditions and outlook, including those as a result of the recent COVID-19 pandemic;

●	the ability of consumers to pay for products and services rendered;

●	the impact of changing consumer preferences;

●	the availability of terms and additional capital;

●	industry trends and the competitive environment:

●	the impact of the Company’s financial condition upon consumer and prospective merchant and strategic partnership relationships;

●	potential litigation and regulatory actions directed toward our industry in general;

●	our reliance on certain key personnel in the management of our business; and

●	employee and management turnover

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described under “Risk Factors” in this registration statement. Should one or more of the risks or uncertainties described in this registration statement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this registration statement are expressly qualified in their entirety by these cautionary statements. These cautionary statements should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this registration statement.

ITEM 1.	BUSINESS.

Overview

We are a technology-enabled payments company based in the United States with current operations in the United States and Canada, and exploratory operations in India. Sezzle is incorporated in the state of Delaware as a public benefit corporation, and in March 2021 we became certified as a B Corporation. Sezzle’s mission is to financially empower the next generation. This mission is accomplished by enabling merchants to offer consumers a more consumer friendly credit alternative. Many consumers today are locked out of the existing credit system or prefer not to use payment methods that can get them into debt or hurt their credit scores. Sezzle provides a flexible, reliable, transparent, and secure alternative to the incumbent payment options, traditionally available to everyday consumers.

Sezzle provides a payments platform, known as the Sezzle Platform, that facilitates fast, easy payments between merchants (sometimes referred to as “retail merchants”) and those merchants’ customers (sometimes referred to as “consumers” or “end-customers”). Sezzle’s payment product is a short-term, interest-free installment plan that delivers to consumers both a budgeting and financing value proposition. The Sezzle Platform allows consumers to make online purchases and effectively split the payment for the purchase with our base product over four equal, interest-free payments over six weeks. The consumer makes the first payment at the time of checkout and makes the subsequent payments fortnightly (every two weeks). The purchase price is paid to merchants by Sezzle (minus the Merchant Fee) in advance of the collection of the purchase price installments by Sezzle from the consumer. Sezzle offers the payment product in online stores and a select number of brick-and-mortar merchants.

History

Sezzle founders created the Sezzle Platform after observing an increasing trend in the United States of a lack of availability of credit for consumers (particularly younger consumers). A 2018 Bankrate study found that only 33% of persons aged 18-29 owned a credit card in the United States. A separate 2017 study on millennial credit by TransUnion found a 22% decline in credit card adoption when it compared millennials to Generation X at that same age. In addition, Sezzle’s founders also felt that traditional short-term consumer finance products were not consumer-friendly and were not effectively structured and designed to facilitate digital commerce. It was understood that technology could have a significant impact by filling both of these gaps by providing access to a platform which: (i) allows consumers to access a flexible, online “pay-by-installment” payment option; (ii) facilitates consumer access to the additional purchasing power sought in a simple, digital way; and (iii) provides an easy-to-use system for first-time credit users, which works without the need for prior credit data. With this in mind, the founders founded Sezzle in 2016, and the Sezzle Platform was launched in August 2017. Since launching, the Company’s activities have principally involved raising money to develop its software, products and services (including the Sezzle Platform).

Organizational Structure

Consistent with the Company’s ethos—to financially empower the next generation—Sezzle is incorporated in Delaware as a public benefit corporation (“PBC”). PBCs are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, PBCs are required to identify in their certificate of incorporation the public benefit or benefits they will promote, and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefit or public benefits identified in the PBC’s certificate of incorporation. See “DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED. — Public Benefit Corporation Status.”

On March 22, 2021, Sezzle became certified as a B Corporation by B Lab, a global nonprofit, and thereby joined a movement of innovative socially-conscious brands. Meeting rigorous environmental and social standards for transparency, accountability and commitment to improved performance, Sezzle became the first and only Buy-Now-Pay-Later company to earn such a title. As a certified Delaware public benefit corporation, Sezzle commits to pursuing opportunities for positive change in the community and the planet. Sezzle’s management team and fiduciary board strongly believe that the Company’s long-standing commitment to financial education and helping young adults with their approach to personal finances, as well as creating alternative means for consumers to purchase items they need without incurring high-interest finance charges, benefit the community and serve as a public good. Accordingly, Article II of Sezzle’s Third Amended Certificate of Incorporation directs that, “[i]n pursuing any business, trade, or activity which may lawfully be conducted by [Sezzle], [Sezzle] shall promote a specific public benefit of having a material positive effect (or reduction of negative effects) on consumer empowerment, education, and transparency in [Sezzle’s] local, national, and global communities.” See “DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED. — Public Benefit Corporation Status.”

1

Being a PBC offers advantages to Sezzle, including:

●	PBC status is a clear differentiator in an increasingly growing, and sometimes crowded, industry;

●	Sezzle is more likely to become an employer of choice as the younger workforce increasingly seek employment from companies which align with their ethical values;

●	further opportunities to conduct business with brands that also care about sustainability;

●	a potential for Sezzle to have an increased consumer base for conscious consumers;

●	added credibility to Sezzle’s mission statement and potential to grow capital through impact investing; and

●	further opportunities for PR and marketing

Sezzle is referred to as a “foreign company” in Australia, under the Corporations Act, under the name “Sezzle Inc.” (ARBN 633 327 358).

Business Model

The Sezzle Platform

The Sezzle Platform allows consumers to pay for products purchased online with interest-free installments over a short duration. This assists consumers by providing a flexible payment option and enables consumers to budget for purchases over time, and provides merchants with a tool to increase sales, increase average order values, and reduce cart/checkout abandonment. Merchants benefit from providing the Sezzle Platform to its consumers because: (i) a proportion of consumers may be more inclined to make a purchase and/or increase the value of their purchase because of affordability and flexibility afforded by the Sezzle Platform; and (ii) Sezzle pays the merchant the entire purchase price upfront (minus Sezzle processing fees) and assumes all costs and risks associated with consumer payment processing, fraud, and non-payment.

The Sezzle Platform is easy to use for both merchants and consumers. First, the Sezzle Platform is integrated into the website of the merchant. Sezzle provides technical integration and onboarding services to the merchant and remains on-call to provide technical support during the initial integration of the merchant. Once integrated, merchants promote Sezzle to their shoppers on product and cart pages to improve sales conversion. The Sezzle Platform is presented alongside other payment options on the merchant’s “Checkout” page. The consumer selects Sezzle as its payment option and (if a first-time customer with Sezzle) creates an account. By selecting Sezzle, the consumer agrees to pay one-fourth the purchase price and each installment as they are due over the following six weeks. The consumer inputs their information including the payment information that the consumer wishes to use for future installment payments. The Sezzle Platform assesses the transaction in real-time and either confirms that the order is successful or declines the order. If the order is successful, the merchant ships the items on the same timeline they would be shipped if the consumer had used a credit or debit card as opposed to Sezzle. The consumer will receive a notification via email and SMS two days prior to the date the installment payment is automatically debited by the Sezzle Platform. If the consumer has the Sezzle iOS or Android app installed, they will receive push-notification reminders as well. The consumer is able to review and manage their Sezzle account via the Sezzle Platform’s online customer portal. Consumers are entitled to adjust their repayment schedule once per order without incurring fees.

Merchants

Sezzle does not focus on promoting its services to consumers. Instead, the Sezzle Platform is utilized by merchants on their website as a services and sales incentive to consumers. Merchants turn to Sezzle to increase sales by tapping into Sezzle’s existing consumer base, improving conversion rates, raising spend per transaction, increasing purchase frequency, and reducing return rates, all without any credit risk to the merchant. Sezzle is a high-growth, networked platform that benefits from a symbiotic and mutually beneficial relationship between merchants and consumers. Merchant fees (“Merchant Fees”) are generated on each individual, approved order placed by a consumer through the Sezzle Platform. The fee is predominantly based on a percentage of the consumer order value plus a fixed transaction fee.

2

In order to utilize the Sezzle Platform, merchants must complete an online application form via the Company’s website, or by directly contacting a Sezzle sales representative. The application form requires the merchant to provide the Company with certain information including the details concerning the merchant’s business type, the merchant’s principal contact information, bank account details and appropriate identification items. Each merchant applying also agrees to be bound by the Sezzle Merchant Agreement. The Sezzle Merchant Agreement provides (among other things): (i) the merchant will accept installment payments for any sales transaction for goods or services processed through merchant’s existing processor on the Sezzle Platform; (ii) the merchant will treat Sezzle orders in the same manner as any other order using a different payment tender type; in particular, the merchant agrees to have a public returns policy and to process returns on sales utilizing the Sezzle Platform in accordance with the merchant’s published standard policy, and not to apply any surcharge on a Sezzle order; (iii) the merchant will incur Merchant Fees in respect of sales utilizing the Sezzle Platform; and (iv) the merchant agrees to be a party to the Sezzle dispute process, where Sezzle can award a consumer a reversal of payment on a valid dispute.

Sezzle’s Technology

A critical component to the Sezzle business model is the ability to effectively manage the repayment risk of providing consumers with the capacity to pay over time. To that end, in-house full time Sezzle engineers built and continue to maintain the following Sezzle Platform systems, which address these risks: (i) Sezzle Application Layer; (ii) Sezzle Fraud Detection System; (iii) Sezzle Underwriting Engine; and (iv) Sezzle Payment Collection System.

The Sezzle Application Layer, in conjunction with the Sezzle Fraud Detection System and Sezzle Underwriting Engine, allows Sezzle to determine whether or not Sezzle should provide a consumer with an installment plan. The Sezzle Application Layer consists of the Sezzle Checkout, Sezzle Merchant Dashboard, and Sezzle Shopping Dashboard. The Sezzle Checkout is a web application used in the consumer checkout process, which includes views for consumer sign-up, approval/denial, and payment method management when placing new orders with merchants. The Sezzle Merchant Dashboard is a web portal used for onboarding merchants and for Active Merchants to manage their Sezzle orders and accounts. The Sezzle Shopping Dashboard is a web portal used by Active Consumers to manage orders, payment methods and payment rescheduling. The Sezzle Application Layer also includes a Sezzle App (available on iOS and Android), built for mobile management of the consumer’s account and for future offline payments.

The Sezzle Fraud Detection System is a proprietary system developed by the Company’s data sciences team, which utilizes numerous data points from a transaction to identify the likelihood of a fraudulent attempt within the Company’s systems. Consumer interactions with the Sezzle Platform are recorded and analyzed along with data points on the consumer and order itself. This data passes through the Sezzle Fraud Detection System, which scores the likelihood of fraud occurring in the transaction.

The Sezzle Underwriting Engine then assigns a score to each new consumer that passes through the Sezzle Fraud Detection System. Sezzle’s view is that its product enables the democratization of credit, so unless Sezzle believes there is fraud involved, it gives every consumer access to an amount of credit. Based on data obtained from traditional and non-traditional sources, along with the order data and retailer data, Sezzle is able to give some shoppers a higher initial limit than others. These additional data points allow Sezzle to optimize its initial credit limits for users, enhancing the effectiveness of the Sezzle Platform for its merchants. As consumers use the Sezzle Platform, Sezzle’s system learns from the behavior of the individual consumers and adapts the consumer’s limit to the appropriate level based on the consumer’s success level within the Sezzle Platform.

Once a consumer passes through the Sezzle Fraud Detection System and the Sezzle Underwriting Engine and the order is placed, the Sezzle Payment Collection System is responsible for the collection of the outstanding payments. Payments are automatically scheduled to process on the card used for the initial consumer’s payment, though consumers can change this if need be. If a payment fails on the scheduled due date, Sezzle will automatically reschedule their outstanding payments rather than waiting for the consumer to resolve the payment failure. When a payment fails, the Company notifies the consumer, and reschedules the payment as well as all subsequent payments automatically. The due date of a failed payment is moved to the previously scheduled due date of the next payment and the rest of the payments shift accordingly. This allows Sezzle to take advantage of any previous rescheduling performed by the consumer and may help prevent continued failure by ensuring that payments do not become tightly grouped. If a consumer becomes delinquent such that Sezzle determines that it is unlikely to collect outstanding payments, the Company may attempt a less flexible payment schedule and/or attempt to charge another card on file.

3

Customer Support

Sezzle has an experienced multilingual support team that strives to respond to all concerns, feedback and queries in a personable yet effective manner. This includes, but is not limited to, general questions regarding the Sezzle Platform applicable terms and conditions, technical issues and account set up. If a matter is not resolved to the satisfaction of the customer, the matter will be promptly escalated by the support team to a supervisor on staff. The supervisor will then: (i) explicate the matter, providing a clear path for successful resolution to the support agent; or (ii) expediently resolve the matter with the customer directly, through the customer’s preferred contact method.

Income Generation and Funding of the Business

Sezzle’s main source of income, Sezzle Income, is based on three key transactions: (i) Merchant Fees; (ii) Reschedule Fees; and (iii) Loan Origination Costs.

Firstly, Merchant Fees are charged to merchants in exchange for Sezzle’s processing services. These fees are derived from the underlying sales passing through the Sezzle Platform and are generated on each discrete, approved order placed by a consumer. Merchant Fees are predominantly based on a percentage of the consumer order value plus a fixed fee per sale. Sezzle pays the merchant the value of the underlying sale less the Merchant Fees. For the years ended December 31, 2020 and 2019, Merchant Fees as a percentage of total Underlying Merchant Sales were 5.6% and 5.3%, respectively (unaudited). Sezzle does not charge interest, finance charges or initiation fees for extending credit to its consumers and has no current plans to offer any interest or fee-bearing product to consumers.

Secondly, Reschedule Fees are applied to consumers in cases where the consumer requests to reschedule the dates on which installment payments become payable. The Sezzle Platform permits consumers to reschedule an installment date on one occasion per order without incurring Reschedule Fees. However, a Reschedule Fee of $5.00 is payable in respect of additional reschedules (and the reschedule is dependent upon the consumer agreeing to the payment of the applicable Reschedule Fee). Additionally, Sezzle has a hardship and fee forgiveness program which, dependent on the consumer’s situation and at the discretion of customer support, allows consumers to have additional fees waived.

Loan Origination Costs are incurred by Sezzle in assessing whether to approve or not approve consumer funding through the Sezzle Platform. Only direct Loan Origination Costs on approved funding are included in the determination of Sezzle Income. Merchant Fees and Reschedule Fees, net of Loan Origination Costs, collectively “Sezzle Income”, are initially deferred in the Company’s consolidated balance sheets and then recognized in the Company’s consolidated statements of operations over the average duration of the underlying installment payment receivables, using the effective interest rate methods.

In addition, Account Reactivation Fees (which are recognized as consumer Other Income in Sezzle’s financial performance) are applied in cases where a consumer’s payment fails in the automated payment process. Account Reactivation Fees are waived if the consumer corrects the failure in the first 48 hours after a payment default. However, if the default is not corrected in this 48-hour period, the consumer’s account is deactivated, and they have to pay an Account Reactivation Fee that fee must be paid before the consumer is able to use the Sezzle Platform again.

Sezzle’s business of funding purchases by consumers requires funding capital to enable Sezzle to pay merchants in advance of collection of the purchase price installments from those consumers. To fund these capital requirements, Sezzle has relied upon, to date: (i) equity capital, (ii) merchant accounts payables, and (iii) debt financing provided under a Revolving Credit and Security Agreement (the “Credit Agreement”) executed on February 10, 2021 between Sezzle Funding SPE II, LLC (as borrower) and the senior lender, Goldman Sachs Bank USA, and the mezzanine lender, Bastion Funding IV LLC (the “Lenders”). The Credit Agreement provides Sezzle Funding SPE II, LLC with a revolving credit facility of up to $250,000,000, with a maturity date of June 12, 2023.

International Operations

We have operated in the United States since our inception. We began operations in Canada in 2019, and currently more than 1,000 merchant retailers throughout Canada offer Sezzle’s solutions. In 2020, we began offering our services in India on an exploratory basis. We are also exploring expansion into other foreign markets, including Europe, as part of our growth strategy.

4

Intellectual Property

Sezzle’s core intellectual property asset is the Sezzle Platform and the accumulation of transaction data, rules and consumer insights generated from consumers using the Sezzle Platform. Sezzle’s intellectual property is protected under the laws of the United States and Canada relating to copyright, trademarks, and contractual confidentiality obligations. Sezzle does not currently hold any patents but continues to consider the most effective methods of protecting its intellectual property.

Sezzle also holds a registered domain name and registered trademarks, which are used for its business in the United States and Canada. However, expansion into certain markets outside the United States and Canada mark risk conflicts with registered trademarks or another unrelated company with a similar name, and in that case Sezzle may have to consider rebranding its offering in those new markets.

Industry& Competitors

The consumer finance landscape continues to evolve in response to changing consumer preferences and the way consumers choose to access credit. The broader consumer finance sector is highly competitive and populated by large, well-resourced participants. The point-of-sale financing market in which Sezzle operates includes several types of products. “Buy-now, pay-later” products, such as the Sezzle Platform, facilitate consumer purchases from retail merchants on installment plans. Credit card providers offer products that allow customers to pay for purchases on pre-existing credit cards in installments, with such loans held on the balance sheet of bank partners (e.g. Visa, Mastercard, American Express). Banks offer products that allow customers to pay for products in installments instead of allowing the purchase to be held fully on a revolving credit line (e.g. JP Morgan Chase). Other products offer customers a line of revolving credit, allowing purchasers to be made online without using a credit card (e.g. PayPal Credit).

Sezzle considers its main competitors to be other “buy-now, pay-later” service providers. In the U.S. market, this includes Affirm, Afterpay, Klarna, PayPal Credit, and QuadPay. Sezzle has also observed that PayBright and Afterpay operate in the Canadian market. Sezzle aims to differentiate its business to consumers by providing a product that is simple to understand and customer friendly. This includes allowing the customer to shift their repayment schedule once per order for free, and waiving Account Reactivation Fees where the consumer corrects a failed payment within 48 hours.

Government Regulation

The “buy-now, pay-later” segment of the point-of-sale financing market in which Sezzle operates is a developing field. The Company is subject to a range of legal and industry compliance requirements that are constantly changing. This includes privacy laws, consumer protections laws and contractual conditions.

There has recently been an increased focus and scrutiny by regulators in various jurisdictions in respect to “buy-now, pay-later” arrangements. There is potential that the Company may become subject to additional legal or regulatory requirements if its business, operations, strategy or geographic reach expand in the future, or if the regulations change in respect to the jurisdictions in which it operates. This may potentially include credit licensing, financial services licensing, or other licensing or regulatory requirements or similar limitations on the conduct of business. There is a risk that additional or changed legal, regulatory and industry compliance standards, may make it uneconomic for the Company to continue to operate, or to expand in accordance with its strategy. This may materially and adversely impact the Company’s income and profitability, including by preventing its business from reaching sufficient scale.

There is also a risk that if the Company fails to comply with these laws, regulations and industry compliance standards, this may result in significantly increased compliance costs, cessation of certain business activities or the ability to conduct business, litigation or regulatory enquiry or investigation and significant reputational damage.

Sezzle’s business is subject to investigation by regulators, enforcement agencies and offices of state attorneys general, which could lead to enforcement actions, fines and penalties, and qualification to conduct business or the assertion of private claims and lawsuits against Sezzle. The US Federal Trade Commission and the US Consumer Financial Protection Bureau have the authority to investigate consumer complaints against Sezzle, to conduct inquiries at their own insistence and to recommend enforcement actions and seek monetary penalties.

5

As our operations expand into India and possibly other international markets outside of North America, we will be subject to additional government regulations that could be more restrictive than current governmental regulations and that will involve additional regulatory compliance costs and risks. Changes in the regulatory environment and violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws may negatively impact our business. We are subject to regulations relating to our corporate conduct and the conduct of our business, including securities laws, consumer protection laws, trade regulations, advertising regulations, privacy and cybersecurity laws, wage and hour regulations, anti-money laundering and anti-corruption legislation. Certain jurisdictions have taken aggressive stances with respect to such matters and have implemented new initiatives and reforms, including more stringent regulations, disclosure and compliance requirements. The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Anti-Money Laundering (AML) Laws and related Know-Your-Customer (KYC) laws in other jurisdictions generally require companies to conduct necessary due diligence to prevent and protect against money laundering. Various regulatory agencies demand licensing or other controls in order to operate in the market; such requirements vary country by country and are fact dependent

Employees

As of March 17, 2021, Sezzle had approximately 179 full-time equivalent employees, spanning five countries (United States (including Puerto Rico), Canada, Germany, India and Lithuania) across the operations, sales and marketing and platform development teams. No employees are subject to any collective bargaining agreements at this time.

Human Capital

Sezzle is committed to empowering the next generation through its most valuable resource, people. In order to hire, retain and ensure our employees thrive, we are refining current practices and implementing several new strategies. Sezzle currently has approximately 180 employees, which includes approximately 30 interns.

Sezzle’s personnel expenses for 2020 were $108,245 (excluding equity based compensation) per full time equivalent employee, and our 2020 income per full time equivalent employee was $372,640. As we are currently growing globally, we would expect the cost per employee to grow and the revenue per employee to slow until the hiring spree has stabilized. Material changes in our operations, specifically in the area of People Operations (as described below), should reduce long term costs.

In light of our commitment to our employees, Sezzle is currently in the process of upgrading our Human Resources Information Systems (HRIS) to ensure state-of-the-art management, operation and oversight of our workforce. Our goals in this upgrade are to:

●	Ensure that People Operations is equipped with the tools, training and motivation to operate in the most efficient and effective manner;

●	Continue to promote and recruit the best-qualified people while embracing the value of diversity in the workplace;

●	Provide a competitive salary and benefits package and develop the full potential of our workforce by providing training and development for career enhancement; and

●	Secure accurate and timely information relating to employee turnover, mobility, retention and the percentage of positions filled internally.

We have recently updated our Diversity Policy and Ethics Policy to renew and refine our commitment to derive strength from a diverse workforce. Our new HRIS system will allow for more accurate measurement and accountability on the diversity front. Sezzle has an active Diversity, Equity and Inclusion group to further ensure communication throughout the organization on issues impacting minorities. Employees are encouraged to participate in Company and community activities to secure an improved quality of life for ourselves, our co-workers and the community.

6

In addition to updating Sezzle’s People Operations’ Policies, Sezzle has also updated its Legal Policies, Finance Policies and Information Technology Policies. These foundational changes have prompted a new training regime for the employees whereby each quarter employees will receive training on a different department’s policies. Employees sign off on the policies upon hire and upon completion of the required training. In addition to the industry standard training, Sezzle offers a wide and diverse set of training and informational sessions to better educate its employees on the basics of Sezzle, the market, the industry as a whole, various departments roles and responsibilities.

To hold ourselves to a high standard of employee safety, Sezzle has Workplace Safety and Workplace Expectations Policies. That said, the recent COVID-19 pandemic has shifted us to a primarily remote workforce. From an employee health and wellness perspective, we do not count COVID-19–related sick days against an employee’s sick leave. Any employees who elect to come to the office must abide by COVID-19 restrictions such as social distancing, wearing a mask and obtaining permission to bring guests/visitors. We restrict the number of employees who may be present in the workplace at one time. Cleaning of the workplace has been increased in frequency and depth.

In an effort to give our employees a voice, Sezzle conducts frequent employee surveys. Every month, Sezzle issues a survey to measure overall employee happiness. Each monthly survey also includes an additional rotating topic of: Autonomy/Ownership; Management/Team Work; Benefits; Morale/Retention; Learning/Growth; and Recognition/Performance. (Therefore, these latter topics are measured twice a year). Sezzle averages a 93% overall happiness rating by its employees from January 2020 through February 2021 with monthly figures being 90%, 93%, 92%, 96%, 93%, 94%, 92%, 97%, 95%, 95%, 96%, 89%, 82% and 92%, respectively. For 2020, the figures in the other categories were: Autonomy/Ownership 92%; Management/Teamwork 89%; Benefits 78%; Morale/Retention 86%; Learning/Growth 72%; and Recognition/Performance 72%.

Furthermore, Sezzle recently conducted an Inclusivity and Belonging Survey of the 97 employees who took the survey: 81% agreed that Sezzle is committed to Diversity and Inclusion; 16% were neutral; and less than one percent disagreed. 91% of those who responded felt included in the Company.

Sezzle embraces change and the opportunity it brings. We are focused on acting openly, equitably and consistently in our pursuit of uncompromising quality. To meet this goal, we are committed to recruiting, developing, rewarding and retaining our global workforce.

7

ITEM 1A.	RISK FACTORS.

Our business faces many risks. We believe the risks described below are the material risks that we currently face. However, the risks described below are not the only risks that we face. Additional unknown risks or risks that we currently consider immaterial may also impair our business operations. If any of such events or circumstances occurs, our business, financial condition or results of operations could suffer, and the trading price of our securities could decline significantly. You should consider the specific risk factors discussed below, together with the cautionary statements under the caption “Forward-Looking Statements” and the other information and documents that we file from time to time with the SEC.

Risks Related to Our Business

We are an early-stage financial technology company with a limited operating history and investing in us involves risks associated with other early-stage companies.

The Company is an early stage financial technology company with limited trading history. Since launching the Sezzle Platform in August 2017, Sezzle’s activities have principally involved raising money to develop its software, products and services (including the Sezzle Platform). Like many early stage companies, the Company has incurred losses since its inception. The reported cumulative losses up to December 31, 2020 are approximately $51.8 million. Given the Company’s limited trading history, it is difficult to make an evaluation of Company’s business or its prospects and there is a significant risk that the Company is not able to continue its growth at current rate, if at all, or successfully execute on its business plan and strategies.

Our business depends on our ability to increase transaction volumes and to expand our brand and product offerings to increase our consumer and merchant bases, and any failure to do so may have a material adverse effect on our business operations.

The Company is currently in the early stages of establishing its presence in the US and Canadian markets, and its ability to profitably scale its business is reliant on increasing its transaction volumes and its customer and merchant base to increase income and profits. Data from increasing transaction volumes will also better optimize the Company’s systems and ability to make real-time consumers repayment capability decisions. Optimizing repayment capacity decisions of our current and future consumer base may reduce our expenses and increase Sezzle Income by providing optimal credit limits to qualified consumers.

The Company considers that establishing, expanding and maintaining the Company’s brand is important to growing its merchant and consumer bases. Failure to expand in this way may materially and adversely impact the Company’s ability to achieve economies of scale and to optimize its systems and may therefore adversely impact the Company’s ability to improve its future profitability. optimize

The Company’s growth strategy may also include the introduction of new services or technologies. There is a risk that expansion initiatives may result in additional costs and risks or may not deliver the outcomes intended. The Company’s growth strategy depends on increasingly expanding its consumer and merchant bases, which may not occur as intended for a variety of reasons.

Our Net Transaction Margin is currently a positive percentage, and we will not become profitable unless we can maintain and/or increase a positive Net Transaction Margin.

The Company’s current Net Transaction Margin, or the amount of money that the Company earns for each transaction divided by the total transaction amount, is currently a positive percentage. The Company’s strategy to maintain the Net Transaction Margin as a positive percentage, and to grow that percentage, depends upon the Company effectively managing transaction processing costs, Loan Origination Costs and uncollectible accounts expenses, while efficiently utilizing external debt funding. There is a risk that this strategy may not eventuate as intended, which may adversely impact the Company’s ability to improve its future profitability.

8

The loss of key partners and merchant relationships would adversely affect our business.

The Company depends on continued relationships with its current significant merchants and partners that assist in obtaining and maintaining our relationships with merchants. There can be no guarantee that these relationships will continue or, if they do continue, that these relationships will continue to be successful. The Company’s contracts with merchants can be terminated for convenience on relatively short notice by either party, and so the Company does not have long-term contracted income. There is a risk that the Company may lose merchants for a variety of reasons, including a failure to meet key contractual or commercial requirements, or merchants shifting to in-house solutions (including providing a service competitive to us) or competitor service providers. The Company also faces the risk that its key partners could become competitors of our business after our key partners determine how we have implemented our model to provide our services.

Although the Company does not currently depend on any one merchant for more than approximately 2.0% of Sezzle Income (for the year ended December 31, 2020), the Company’s business is still at a relatively early stage and merchant income is not as diversified as it might be for a more mature business. The loss of even a small number of the Company’s key merchants may materially and adversely impact the Company’s income and profitability and increase marketing expenses to sign up new merchants to replace those lost. Depending on the reason for the loss of a key merchant, it may also have a negative impact on the Company’s reputation with other merchants and with consumers.

There is also a risk that new agreements formed with merchants in the future may be less favorable to the Company, including in relation to pricing and other key terms, due to unanticipated changes in the market in which the Company operates.

Exposure to consumer bad debts will adversely impact our financial success.

The Company’s profitability depends on its ability to put in place and optimize its systems and processes to make predominantly accurate, real-time decisions in connection with the consumer transaction approval process. Consumer non-payment is a major component of the Company’s expenses at present, and the Company is currently exposed to consumer bad debts as a normal part of its operations. However, excessive exposure to bad debts through customers failing to meet their repayments to the Company will materially and adversely impact the Company’s profitability.

The Company also has exposure, although much more limited, to the potential insolvency of merchants to which the Company has advanced funds. Exposure occurs in the period of time between the advance of funds to a merchant for a customer’s purchase of goods, and the retail merchant shipping the goods to the consumer (at which point the Company is entitled to payment from the consumer). However, this period of risk is typically only a few days.

We intend to grow our business and will require additional capital to do so.

As the Company’s current business grows and new lines of business are developed, the Company will require additional funding to support the provision of installments plans to consumers and working capital. Although the Directors believe that the Company has sufficient working capital and capacity to carry out its business objectives for the foreseeable future, there can be no assurance that such goals can be met without further financing or, if new funding is necessary, that financing can be obtained on favorable terms or at all. Further, if additional funds are raised by issuing equity securities, this may result in dilution for some or all of our stockholders.

The Company intends to rely on a combination of fund options including equity, and its current credit facility to finance its operations. An inability to raise capital (through the issue of common stock and CDIs) or secure funding or drawdown on finance facilities, or any increase in the cost of such funding, may adversely impact the performance and financial position of the Company. Failure by the Company or its affiliates to meet financial covenants under its credit agreement, or the occurrence of other specified events, may lead to an event of default under the finance facilities. In an event of default, there may be a requirement to make repayments in advance of the relevant maturity dates and/or termination of the credit facility. An event of default and the requirement to make early repayments and/or the termination of the facility may adversely impact the financial performance and position of the Company and its ability to operate in the ordinary course of business.

9

On February 10, 2021, Sezzle entered into an agreement with Goldman Sachs Bank USA (the ‘Class A’ senior lender) and Bastion Funding IV LLC (the ‘Class B’ mezzanine lender) for a US$250,000,000 receivables funding facility. The funding facility has a maturity date of June 12, 2023 (a 28-month term from the agreement date). The agreement is secured by the Company’s consumer notes receivable it chooses to pledge and is subject to covenants. Fifty percent of the total available funding facility (US$125,000,000) is committed while the remaining fifty percent is available to the Company for expanding its funding capacity. The funding facility carries an interest rate of LIBOR+3.375% and LIBOR+10.689% (the LIBOR floor rate is set at 0.25%) for funds borrowed from the Class A and Class B lender, respectively. In the event of a prepayment due to a broadly marketed and distributed securitization transaction with a party external to the agreement, an exit fee of 0.75% of such prepaid balance will be due to the lender upon such transaction. Additionally, the Company paid a US$1,000,000 termination fee to exit the previous Loan Agreement with the Syndicate.

We face competition and may lose our first-to-market advantage in the “buy-now, pay later” space.

The Company considers it has a competitive advantage in being one of the first to provide an interest-free, “buy-now, pay later” service to the U.S. and Canadian online retail market. However, there is always a risk of new entrants in the market, which may disrupt the Company’s business and market share. Existing competitors as well as new competitors entering the industry, may engage in aggressive customer acquisition campaigns, develop superior technology offerings or consolidate with other entities to deliver enhanced scale benefits. These competitors may also be better capitalized than us. Such competitive pressures may materially erode the Company’s market share and income and may materially and adversely impact the Company’s income and profitability. A general increase in competition may also require the Company to increase marketing expenditure or offer lower fees to merchants, which would decrease profitability even if the Company’s market share does not decrease.

Any failure or disruption of technology systems we use would have a material adverse effect on our operations.

The Company depends on the constant real-time performance, reliability and availability of its technology system and third-party technology and communication networks (including the systems of third-party ecommerce networks). There is a risk that these systems may fail to perform as expected or be adversely impacted by a number of factors, some of which may be outside the control of the Company, including damage, equipment faults, power failure, fire, natural disasters, computer viruses and external malicious interventions such as hacking, cyber-attacks or denial-of-service attacks. Events of that nature may cause part or all of the Company’s technology system and/or the communication networks used by the Company to become unavailable. The Company’s operational processes and contingency plans may not adequately address every potential event. This may disrupt transaction flow and adversely impact the Company’s financial performance and reputation.

There is a risk that repeated failures to keep the Company’s technology available may result in a decline in consumer and merchant numbers or merchants terminating their contracts with the Company. This may materially and adversely impact the Company’s financial performance, including a reduction in Sezzle Income from completed transactions and an increase in the costs associated with servicing consumers through the disruption, as well as negatively impacting the Company’s reputation.

We rely on the accuracy of third-party data, and inaccuracies in such data will lead to reduced Sezzle Income.

The Company purchases data from third parties that is critical to the Company’s assessment of the creditworthiness of consumers before they are either approved or denied funding for their purchase from a merchant. The Company is reliant on these third parties to ensure that the data they provide is accurate. Inaccurate data could cause the Company to not approve transactions that otherwise would have been approved, or vice versa, meaning the Company either loses incomes, or earns income that may lead to a higher incidence of bad debts.

Any inability to retain our employees or recruit additional employees could adversely impact the Company’s income and profitability.

The Company’s ability to effectively execute its growth strategy depends upon the performance and expertise of its staff. The Company relies on experienced managerial and highly qualified technical staff to develop and operate its technology and to direct operational staff to manage the operational, sales, compliance and other functions of its business.

10

There is a risk that the Company may not be able to attract and retain key staff or be able to find effective replacements in a timely manner. The loss of staff, or any delay in their replacement, could impact the Company’s ability to operate its business and achieve its growth strategies, including through the development of new systems and technology. There is a risk that the Company may not be able to recruit suitably qualified and talented staff in a timeframe that meets the growth objectives of the Company. This may result in delays in the integration of new systems, development of technology and general business expansion, which may adversely impact the Company’s income and profitability.

There is also a risk that the Company will be unable to retain existing staff, or recruit new staff, on terms of retention that are as attractive to the Company as past agreements. This would adversely impact employment costs and profitability.

Failure to effectively manage growth will adversely affect our financial results.

Sezzle has experienced a period of considerable growth income, employee numbers and customers. A continuation of this growth in the future could place additional pressure on current management, operational and finance resources, and on the infrastructure supporting the Sezzle Platform. Failure to appropriately manage this growth could result in failure to retain existing consumers and attract new consumers, which could adversely affect Sezzle’s operating and financial performance.

The Company operates in the “buy-now, pay-later” industry, which may become subject to increased legal scrutiny and the costs to maintain compliance with laws, regulations, and industry standards may be significant.

The Company is subject to a range of legal compliance requirements that change periodically. This includes privacy laws, consumer protection laws and contractual conditions. There has recently been an increased focus and scrutiny by regulators in various jurisdictions in respect to “buy-now, pay-later” arrangements. There is potential that the Company may become subject to additional legal or regulatory requirements if its business, operations, strategy or geographic reach expand in the future, or if the regulations change in respect to the jurisdiction in which it operates. This may potentially include credit licensing, financial services licensing, or other licensing or regulatory requirements or similar limitations on the conduct of business. There is a risk that additional or changed legal, regulatory and industry compliance standards may make it uneconomic for the Company to continue to operate, or to expand in accordance with its strategy. This may materially and adversely impact the Company’s income and profitability, including by preventing its business from reaching sufficient scale.

There is also a risk that if the Company fails to comply with these laws, regulations and industry compliance standards, this may result in significantly increased compliance costs, cessation of certain business activities or the ability to conduct business, litigation or regulatory enquiry or investigation and significant reputational damage.

Sezzle’s business is subject to investigation by regulators, enforcement agencies and offices of state attorneys general, which could lead to enforcement actions, fines and penalties, and qualification to conduct business or the assertion of private claims and lawsuits with Sezzle. The U.S. Federal Trade Commission and the U.S. Consumer Financial Protection Bureau have the authority to investigate consumer complaints against Sezzle, to conduct inquiries at their own insistence and to recommend enforcement actions and seek monetary penalties.

There are a number of risks associated with international expansion of our operations that could adversely affect our business, including additional regulatory risks.

We are offering our services in India, and exploring expansion into other foreign markets, including Europe, as part of our growth strategy. Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

●	restrictions on money transfers to, from and between certain countries;

●	currency controls, new currency adoptions and repatriation issues;

●	changes in regulatory requirements and foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business;

●	possible increased costs and additional regulatory burdens imposed on our business;

11

●	changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism, political turmoil and economic uncertainty in Africa, the Middle East and other regions;

●	burdens of complying with a wide variety of laws and regulations;

●	possible fraud or theft losses, and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

●	reduced protection of our intellectual property rights;

●	unfavorable tax rules or trade barriers; and

●	inability to secure, train or monitor international agents.

In particular, as we expand, changes in the regulatory environment and violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws may negatively impact our business. We are subject to regulations relating to our corporate conduct and the conduct of our business, including securities laws, consumer protection laws, trade regulations, advertising regulations, privacy and cybersecurity laws, wage and hour regulations, anti-money laundering and anti-corruption legislation. Certain jurisdictions have taken aggressive stances with respect to such matters and have implemented new initiatives and reforms, including more stringent regulations, disclosure and compliance requirements.

The U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity with more frequent and aggressive investigations and enforcement proceedings by both the Department of Justice and the SEC, increased enforcement activity by non-U.S. regulators and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with all anti-bribery laws. However, we operate in certain countries that are recognized as having governmental and commercial corruption. Our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or third-party intermediaries. Violations of these anti-bribery laws may result in criminal or civil sanctions, which could have a material adverse effect on our business and results of operations.

Anti-Money Laundering (AML) laws and related Know-Your-Customer (KYC) requirements generally require companies to conduct necessary due diligence to prevent and protect against money laundering. Enforcement of applicable AML laws could result in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with all applicable AML laws. However, we operate in certain jurisdictions that may be at higher risk of money laundering activities. Our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or third-party intermediaries. Violations of AML laws may result in criminal or civil sanctions, which could have a material adverse effect on our business and results of operations.

Various regulatory agencies demand licensing or other controls in order to operate in each market; such requirements vary country by country and are fact dependent. Our innovative approach to the market makes interpretations in regulatory requirements speculative. Local authorities may determine that the nature of our offerings may require different licenses or requirements than the licenses that we have obtained or secured. Any delays in securing the necessary licenses or obtaining the necessary approvals could delay our expansion into foreign markets, which would adversely affect our anticipated growth. Further, any violations of the regulations around licensing may result in criminal or civil sanctions, which could have material adverse effects in our operations.

Data security breaches could occur and materially adversely impact the financial performance and prospects of the Company

Through the ordinary course of business, the Company collects a wide range of confidential information. Cyber-attacks may compromise or breach the Sezzle Platform and the protections we use to try to protect confidential information. These risks also reside with third parties service providers we engage. The Company’s business could be materially impacted by security breaches of the data and information of merchants and consumers data and information, either by unauthorized access, theft, destruction, loss of information or misappropriation or release of confidential data.

12

These events may cause significant disruption to the business and operations. This may also expose the Company to reputational damage, legal claims, termination of the Company’s contracts with merchants, and regulatory scrutiny and fines, any of which could materially adversely impact the financial performance and prospects of the Company. In addition, any security or data issues experienced by other software companies or third party service providers could adversely impact our potential consumers’ trust in providing the Company access to their personal data generally, which could adversely affect the Company’s ability to provide its services generally.

Activities of fraudulent parties may result in the Company suffering losses due to fraud, causing a materially adverse impact to the Company’s reputation and operations.

The Company is exposed to risks imposed by fraudulent conduct, including the risks associated with consumers attempting to circumvent the Company’s system and repayment capability assessments. There is a risk that the Company may be unsuccessful in defeating fraud attempts, resulting in a higher than budgeted cost of fraud and consumer non-payment.

The Company guarantees payment to merchants and accepts the responsibility associated with minimizing fraudulent activity and bears all costs associated with such fraudulent activity. Fraudulent activity may result in the Company suffering losses due to fraud, causing a materially adverse impact to the Company’s reputation and heaving to bear certain costs to rectify and safeguard business operations and the Company’s systems against fraudulent activity.

Our efforts to protect our intellectual property rights may not be sufficient.

The Company’s business depends on its ability to commercially exploit its technology and intellectual property rights, including its technological systems and data processing algorithms. The Company relies on laws relating to trade secrets, copyright and trademarks to assist in protecting its proprietary rights. However, there is a risk that unauthorized use or copying of the Company’s software, data, specialized technology or platforms will occur. In addition, there is a risk that the validity, ownership or authorized use of intellectual property rights relevant to the Company’s business may be successfully challenged by third parties. This could involve significant expense and potentially the inability to use the intellectual property rights in question, and if an alternative cost-effective solution was not available, it may materially adversely impact the Company’s financial position and performance. Such disputes may also temporarily adversely impact the Company’s financial position and performance. Such disputes may also temporarily adversely impact the Company’s ability to integrate new systems, which may adversely impact the Company’s income and profitability.

There is also a risk that the Company will be unable to register or otherwise protect new intellectual property rights it develops in the future, or which is developed on its behalf by contractors. In addition, competitors may be able to work around any of the intellectual property rights used by the Company, or independently develop technologies, or competing payment products or services that are not protected by the Company’s intellectual property rights. The Company’s competitors may then be able to offer identical or very similar services or services that are otherwise competitive against those provided by the Company, which could adversely affect the Company’s business.

Our success depends upon successful integration with merchants.

The Company uses and relies on integration with third-party systems and platforms, particularly websites and other systems of its merchants. The success of the Company’s services, and its ability to attract additional consumers and merchants, depends on the ability of its technology and systems to integrate into, and operate with, these various third-party systems and platforms. In addition, as these systems and platforms are regularly updated, it is possible that when such updates occur it could cause the Company’s services to not operate as efficiently as previously. This will require the Company to change the way its system operates, which may take time and expense to remedy.

If we cannot keep our products up to date with current technological changes, our income and profitability may be materially and adversely affected.

The Company participates in a competitive technological environment. Technology systems are continuing to develop and are subject to rapid change, while business practices continue to evolve. The Company’s success will in part depend on its ability to offer services and systems that remain current with the continuing changes in technology, evolving industry standards and changing consumer preferences. There is a risk that the Company will not be successful in addressing these developments in a timely matter, or that expenses will be greater than expected. In addition, there is risk that new products or technologies (or alternative systems) developed by third parties will supersede the Company’s technology. This may materially and adversely impact the Company’s income and profitability.

13

Any actual or alleged violation of third-party intellectual property rights would adversely impact our operations, reputation and financial performance.

There is a risk that third parties may allege that the Company’s solutions use intellectual property derived by them or from their products without their consent or permission. The Company may be subject of claims that could result in disputes or litigation and this could require us to incur significant expenses even if the Company is able to successfully defend or settle such claims. If the Company is found to have infringed the third-party’s intellectual property rights, this may result in the Company being required to pay monetary compensation to the third party or take other actions that may cause disruption to its service delivery model and increase its costs. This in turn could have an adverse impact on the Company’s operations, reputation and financial performance.

Our technology utilizes open source software, and parties may allege that we are required to make available any modifications and derivatives that we have created using such software.

Some of the Company’s systems incorporate and are dependent on the use and development of “open source” software. Open source software is generally licensed under open source licenses, which may include a requirement that the Company make available, or grant licenses to, any modifications or derivatives works created using the open source software. If an author or other third party that uses or distributes such open software were to allege that the Company had not complied with the legal terms and conditions of one or more of these licenses, the Company could incur significant legal expenses defending against such allegations and could be subject to significant damages.

Unanticipated transaction volumes may adversely impact the Company’s financial performance.

Continued increases in transaction volumes may require the Company to expand and adapt its network infrastructure to avoid interruptions to the Company’s systems and technology. Any unanticipated transaction volumes may cause interruptions to the Company’s systems and technology, reduce the number of completed transactions, increase expenses, and reduce the level of customer service, and these factors may potentially adversely impact the Company’s financial performance.

Our success depends upon continued availability and use of the internet.

The Company depends on the ability of its merchants and consumers to access the internet. Should access to the internet be disrupted or restricted, usage of the Company’s services may be adversely impacted.

Any failures or disruptions to payment gateways will impact our financial performance.

The Company relies on online payment gateways, banking and financial institutions for the validation of bank cards, settlement and collection of payments. Any failures or disruptions to such platforms and technology may impact the financial performance of the Company.

Any factors that diminish the Company’s reputation could result in customers, consumers or other parties ceasing to do business with the Company, impede its ability to successfully provide its goods and services, negatively affect its future business strategy and materially and adversely impact the Company’s financial position and performance.

Maintaining the strength of the Company’s reputation is important to retaining and increasing its consumer base and its merchant base, maintaining its relationship with partner companies and other service providers and successfully implementing the Company’s business strategy. There is a risk that unforeseen issues or events may adversely impact the Company’s reputation. This may adversely impact the future growth and profitability of the Company. The Company’s reputation is also closely linked to the timely and accurate provision of services to consumers. There is a risk that the Company’s actions and the actions of the Company’s suppliers and merchants may adversely impact the Company’s reputation.

Our success is subject to macro-economic conditions.

The Company’s business depends on consumers transacting with merchants, which in turn can be affected by changes in general economic conditions. For example, the retail sector is affected by such macro-economic conditions as unemployment, interest rates, consumer confidence, economic recessions, downturns or extended periods of uncertainty or volatility, all of which may influence customer spending, and suppliers’ retailers’ focus and investment in outsourcing solutions. This may subsequently impact the Company’s ability to generate income. Additionally, in weaker economic environments, consumers may have less disposable income to spend and so may be less likely to purchase products by utilizing the Company’s services and bad debts might increase.

14

The COVID 19 pandemic may adversely affect our business.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of the COVID-19 respiratory illness first identified in Wuhan, Hubei Province, China. At this time our financial results have not been adversely affected by the COVID-19 pandemic, but as the pandemic is ongoing, we believe that it could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could adversely affect consumer spending, demand for our merchants’ goods, our ability to collect outstanding payments owed by the consumers and thereby our operating results, all of which may have a material adverse effect on our business.

The Company may become subject to expensive and time-consuming litigation, which could materially and adversely impact the Company’s operating and financial performance.

The Company may be subject to litigation and other claims and disputes in the course of its business, including contractual disputes, employment disputes, indemnity claims, and occupational and personal claims. Litigation is expensive and diverts time and energy away from the Company’s business. Even if the Company is ultimately successful, there is a risk that such litigation, claims and disputes could materially and adversely impact the Company’s operating and financial performance due to the cost of settling such claims and a diversion of our employees’ time, and affect the Company’s reputation.

We may not have any insurance, or have inadequate insurance, to cover losses and liabilities.

The Company plans to maintain insurance as it considers appropriate for its needs. However, the Company will not be insured against all risks, either because appropriate coverage is not available or because the Directors consider the applicable premiums to be excessive in relation to the perceived benefits that would accrue. Accordingly, the Company may not be fully insured against all losses and liabilities that could unintentionally arise from its operations. If the Company incurs uninsured losses or liabilities, the value of the Company’s assets may be at risk.

Risks Related to Ownership of our Stock

The existing major shareholders of the Company own a large percentage of the stock of the Company and can exert significant influence over the Company.

The existing major shareholders of the Company, particularly Charlie Youakim and to a lesser extent, Paul Paradis, together hold 50.02% of the total CDIs outstanding as of March 17, 2021, and can exert significant influence over the Company, including in relation to the election of directors, the appointment of new management and the potential outcome of matters submitted to the vote of shareholders. As a result, other shareholders will have minimal control and influence over any matters submitted to our shareholders. There is a risk that the interests of these existing major shareholders may be different from those of other shareholders.

A large number of shares are held in escrow, and the retention of such shares, and actual or perceived large sales upon their release, may adversely affect the liquidity of the market for the Company’s shares or the market value of the Company’s shares.

As of March 17, 2021, a total of 94,016,911 shares/CDIs, representing 47.71% of the currently outstanding shares of common stock remain subject to escrow restrictions under restriction agreements required by the Australian Securities Exchange (ASX) in connection with the Company’s initial public offering in July 2019. In addition, options to purchase an aggregate of 2,166,667 shares/CDIs, of which 1,118,809 shares/CDIs that are exercisable or will become exercisable within 60 days after March 17, 2021, are subject to the escrow restrictions. See “Item 4. Security Ownership of Certain Beneficial Owners and Management – Escrow Arrangements.” These shares include a significant number of shares held by the major shareholders of the Company. All of such securities will be released from such restrictions on July 30, 2021. Until expiration of the escrow period, the holders of the escrowed securities cannot transfer their respective securities without the approval of the ASX. The retention of such escrowed securities through the end of the escrow period may cause or contribute to limited liquidity in the market for the Company’s shares, which could affect the market price at which other shareholders are able to sell. There is also a risk that a significant sale of CDIs or shares by existing shareholders after the end of the escrow period, or the perception that such a sale might occur, could adversely affect the market price of the stock.

15

We are an “emerging growth company,” and the reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the management’s assessment of our internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved by stockholders. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies. In this Form 10, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the date of our first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

We will incur increased costs and are subject to additional regulations and requirements as a public company, which will lower our profits and may make it more difficult to run our business.

As a public company, we incur significant legal, accounting and other expenses that are not incurred by a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the Securities and Exchange Commission (the “SEC”) and the Australian Securities Exchange (“ASX”). The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock on the ASX or other exchange on which our securities may be traded, fines, sanctions and other regulatory action and potentially civil litigation.

16

Risks Relating to Our Existence as a Public Benefit Corporation

We operate as a Delaware public benefit corporation (“PBC”). As a PBC, we cannot provide any assurance that we will achieve our public benefit purpose.

As a PBC, we are required to produce a public benefit or benefits and to operate in a responsible and sustainable manner, balancing our stockholders’ pecuniary interests, the best interests of those materially affected by our conduct, and the public benefit or benefits identified by our Amended Charter. There is no assurance that we will achieve our public benefit purpose or that the expected positive impact from being a PBC will be realized, which could have a material adverse effect on our reputation, which in turn may have a material adverse effect on our business, results of operations and financial condition. See “DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED — Public Benefit Corporation Status.”

As a PBC, we are required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. As we changed our Company charter to become a public benefit corporation in June 2020, we have not yet produced such a report. We intend to include this information in Sezzle’s Annual Report, but if we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed.

As a PBC, our focus on a specific public benefit purpose and producing a positive effect for society may negatively impact our financial performance.

Unlike traditional corporations, which have a fiduciary duty to focus exclusively on maximizing stockholder value, our directors have a fiduciary duty to consider not only the stockholders’ interests, but also the Company’s specific public benefit and the interests of other stakeholders affected by our actions. See “DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED — Public Benefit Corporation Status.” Therefore, we may take actions that we believe will be in the best interests of those stakeholders materially affected by our specific benefit purpose, even if those actions do not maximize our financial results. While we intend for this public benefit designation and obligation to provide an overall net benefit to us and our customers, it could instead cause us to make decisions and take actions without seeking to maximize the income generated from our business, and hence available for distribution to our stockholders. Our pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe we expect, or at all, yet may have an immediate negative effect on any amounts available for distribution to our stockholders. Accordingly, being a PBC and complying with our related obligations could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

As a PBC, we may be less attractive as a takeover target than a traditional company because our directors have a fiduciary duty to consider not only the stockholders’ financial interests, but also the Company’s specific public benefit and the interests of other stakeholders affected by our actions and, therefore, our stockholders’ ability to realize a return on their investments through an acquisition may be limited. Under Delaware law, a PBC cannot merge or consolidate with another entity if, as a result of such merger or consolidation, the surviving entity’s charter “does not contain the identical provisions identifying the public benefit or public benefits,” unless the transaction receives approval from two-thirds of the target public benefit corporation’s outstanding voting shares. Additionally, PBCs may also not be attractive targets for activists or hedge fund investors because new directors would still have to consider and give appropriate weight to the public benefit along with shareholder value, and shareholders committed to the public benefit can enforce this through derivative suits. Further, by requiring that board of directors of PBCs consider additional constituencies other than maximizing shareholder value, Delaware public benefit corporation law could potentially make it easier for a board to reject a hostile bid, even where the takeover would provide the greatest short-term financial yield to investors.

17

Our directors have a fiduciary duty to consider not only our stockholders’ interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.

While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a PBC have a fiduciary duty to consider not only the stockholders’ interests, but also the Company’s specific public benefit and the interests of other stakeholders affected by the Company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. See “DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED — Public Benefit Corporation Status.” In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

As a Delaware PBC, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interest, the occurrence of which may have an adverse impact on our financial condition and results of operations.

Stockholders of a Delaware PBC (if they, individually or collectively, own at least two percent of the Company’s outstanding shares) are entitled to file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention our management, and, as a result, may adversely impact our management’s ability to effectively execute our strategy. Additionally, any such derivative litigation may be costly, which may have an adverse impact on our financial condition and results of operations.

18

ITEM 2.	FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes appearing elsewhere in this registration statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. You should review the “Forward-Looking Statements” and “Risk Factors” sections of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

OVERVIEW

Sezzle is a technology-enabled payments company based in the United States, with operations in the United States, Canada, and startup operations in India and Europe. The Company offers its payment solution at online stores and a select number of brick-and-mortar retail locations, connecting consumers with merchants via a proprietary payments solution that instantly extends credit at point-of-sale, allowing consumers to purchase and receive the items that they need now while paying over time in interest-free installments.

Merchants turn to Sezzle to increase sales by tapping into Sezzle’s existing user base, improve conversion rates, raise spend per transaction, increase purchase frequency, and reduce return rates, all without bearing any credit risk. Sezzle is a high-growth, networked platform that benefits from a symbiotic and mutually beneficial relationship between merchants and consumers.

The Company’s core product allows consumers to make online purchases and effectively split the payment for the purchase over four equal, interest-free payments over six weeks. The consumer makes the first payment at the time of checkout and makes the subsequent payments every two weeks thereafter. The purchase price, less processing fees, is paid to merchants by Sezzle in advance of the collection of the purchase price installments by Sezzle from the consumer.

The Company is headquartered in Minneapolis, Minnesota. Sezzle is a Delaware Public Benefit Corporation.

KEY OPERATING METRICS (NON-GAAP)

The following discussion of our results of operations includes references to and analysis of EBIT, EBITDA, Gross Margin, and Net Transaction Margin, which are financial measures not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP). These non-GAAP financial measures are used by management to evaluate the Company’s operating performance and make strategic decisions, including those related to operating expenses and allocation of internal resources, used by investors to understand and evaluate our operating performance, especially against competitors in our industry, and lenders to measure our ability to incur and service debt. These measures are not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies. A reconciliation of these non-GAAP measures to their most directly comparable measure under U.S. GAAP is included below.

●	EBIT is defined as earnings before interest and taxes.

●	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization.

●	Net Transaction Margin is expressed as a percentage of Underlying Merchant Sales (UMS) and is calculated as:

○	Sezzle Income earned;

19

○	Less the cost of consumer communications and the total fees paid by Sezzle to process transactions;

○	Less net interest expense;

○	Less the expected provision and actual losses against notes receivable and reschedule fee losses to be incurred; and

○	Plus account reactivation fee income

Sezzle’s management uses a variety of non-GAAP key operating metrics to analyze the Company’s performance. These non-GAAP operating metrics include: (i) volume of Active Merchants and Active Consumers; (ii) Underlying Merchant Sales (UMS); (iii) Net Transaction Margin; (iv) EBITDA; and (v) EBIT.

The Company’s key operating metrics continue to show signs of rapid growth during the financial year due to the continued success of onboarding and retaining Active Merchants and Active Consumers. A summary of the key operating metric results (non-GAAP) as of and for the years ended is shown below:

	For the years ended December 31,
	2020	2019
Active Merchants	26,690	10,010
Active Consumers	2,231,089	914,886
Underlying Merchant Sales (UMS) (US$)	$856,381,590	$244,125,603
Net Transaction Margin (NTM) (% of UMS)	1.4%	0.2%

Active Merchants and Active Consumers (non-GAAP Metrics)

Active Merchants is defined as merchants who have had transactions with Sezzle in the last 12 months. As of the year ended December 31, 2020, Active Merchants increased by 167% to 26,690 compared to the year ended December 31, 2019. Active Consumers is defined as end users who have used Sezzle within the last two months. Active Consumers increased by 144% to 2,231,089 as of the year ended December 31, 2020.

Underlying Merchant Sales (UMS) (non-GAAP Metrics)

Underlying Merchant Sales (UMS) is defined as the total value of sales made by merchants based on the purchase price of each confirmed sale where a consumer has selected the Sezzle Platform as the applicable payment option. For the year ended December 31, 2020, UMS totaled US$856.4 million compared to US$244.1 million in the prior comparative period, representing an increase of 251% year over year. The growth in UMS is driven by the Company’s continued improvements in growing its Active Merchant and Active Consumer base, year over year.

Net Transaction Margin (non-GAAP Metrics)

Below is a reconciliation of the following GAAP measures to non-GAAP measures:

	For the years ended December 31,
US$	2020	2019
Loss before taxes	$(32,361,776)	$(13,049,372)
Selling, general, and administrative expenses	44,643,039	13,156,891
Other income and expense, net	126,291	20,085
Interest expense on beneficial conversion feature	—	470,268
Net Transaction Margin	$12,407,554	$597,872

20

The Company’s NTM for the year ended December 31, 2020 improved by 1.2%, as a percentage of UMS, compared to the year ended December 31, 2019, driven primarily by improved efficiencies in Sezzle income, reductions in processing costs, and overall improvements in collections on consumer notes receivable. Summarized below, Net Transaction Margin for the years ended December 31, 2020 and 2019 is as follows:

	For the years ended December 31,
	2020		2019
Net Transaction Margin (NTM)	US$	% of UMS	US$	% of UMS
Sezzle income	$49,659,042	5.8%	$13,319,218	5.5%
Cost of income	(22,489,626)	(2.6)	(7,660,276)	(3.1)
Net interest expense	(4,303,175)	(0.5)	(1,307,143)	(0.5)
Provision for uncollectible accounts	(19,587,918)	(2.3)	(6,235,820)	(2.6)
Account reactivation fee income	9,129,231	1.1	2,481,893	1.0
Net Transaction Margin	$12,407,554	1.4%	$597,872	0.2%

Sezzle income relative to UMS was 5.8% and 5.5% for the years ended December 31, 2020 and 2019, respectively. The 0.3pp improvement in Sezzle income relative to UMS is due to lower promotional rates and efficiencies in direct loan origination costs, partially offset by the onboarding of large enterprise merchants.

Cost of income relative to UMS was (2.6%) and (3.1%) for the years ended December 31, 2020 and 2019, respectively. The 0.5pp improvement was primarily driven by reductions in fees incurred for processing payments of consumer transactions.

During the year ended December 31, 2020 the Company had improved collections on consumer notes receivable as a result of building its repeat usage and Active Consumer bases, along with refinements in the Company’s underwriting processes. In the first half of the year, the various stimulus measures enacted by the U.S. government pertaining to the Coronavirus Aid, Relief, and Economic Securities Act (CARES Act) contributed to the Company’s improved collections, in addition to underwriting changes made in anticipation of the COVID-19 impact. In the second half of the year, Sezzle saw higher loss rates on consumer notes receivables primarily due to seasonality and universe expansion testing.

Account reactivation fee income as a percentage of UMS remained relatively flat year over year.

As a percentage of Total income, Account Reactivation Fees were 15.5% and 15.7% for the years ended December 31, 2020 and 2019, respectively. The 0.2pp reduction, as a percentage of Total income, was a result of improved collections on consumer notes receivable and the expansion of the Company’s fee forgiveness and payment flexibility programs offered to consumers as a response to COVID-19.

Financial Results

Below is a reconciliation of the GAAP measures to non-GAAP EBIT and EBITDA measures:

	For the years ended December 31,
US$	2020	2019
Operating loss	$(27,932,310)	$(11,251,876)
Other income and expense, net	(126,291)	(20,085)
Earnings before interest and taxes (EBIT)	(28,058,601)	(11,271,961)
Depreciation and amortization expense	428,374	245,496
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$(27,630,227)	$(11,026,465)

21

RESULTS OF OPERATIONS

A summary of Sezzle’s financial results for the years ended December 31, 2020 and 2019 is as follows:

Total Income

Sezzle income totaled US$49.7 million for the year ended December 31, 2020, compared to US$13.3 million for the year ended December 31, 2019, an increase of 273% year over year driven by growth in Underlying Merchant Sales throughout the United States and Canada, including the addition of a number of enterprise merchants. Merchant fees and consumer reschedule fees, less direct financing origination costs, collectively comprise Sezzle income and are initially recorded as a deduction from notes receivable in the consolidated balance sheets. Deferred fees and expenses are recognized in the consolidated statements of operations over the average duration of the underlying notes receivable. Together, total consumer reschedule fees and note origination costs were US$1.9 million, or 3.9% of total Sezzle income recognized during the year ended December 31, 2020 compared to US$0.4 million and 2.6% of Sezzle income during the year ended December 31, 2019, driven by an improvement in note origination costs year over year.

Account reactivation fee income was US$9.1 million for the year ended December 31, 2020, compared to US$2.5 million for the year ended December 31, 2019. Account reactivation fee income made up 15.5% of Total income for the year ended December 31, 2020, compared to 15.7% for the year ended December 31, 2019. The relative reduction in this metric was driven by improvement in the Company’s collections of consumer notes receivable, as well as an expansion of fee forgiveness and payment flexibility programs offered to consumers as a response to COVID-19. We expect trends in Total income to move in line with future changes in Active Merchants, Active Consumers, and UMS on a go forward basis.

Cost of Income

Cost of income primarily comprises payment processing costs paid to third-party payment processors, consumer communication costs, and merchant affiliate program and partnership fees. Payment processing costs as a percentage of UMS were 2.0% and 2.4% for the years ended December 31, 2020 and 2019, respectively. The 2020 results included the full benefit of Sezzle’s change in card processing service providers, executed in April 2019, as well as 0.1pp year over year reduction, as a percentage of UMS, in consumer communication expenses. As a percentage of UMS, short-term referral fee costs stipulated by agreements with partners and merchants of Sezzle remained consistent year over year. Gross margin increased by 10.2 percentage points to 61.7% for the year ended December 31, 2020, compared to 51.5% for the year ended December 31, 2019 as a result of the events mentioned above. The activity recorded through cost of income for the year ended December 31, 2020 was consistent with the Company’s expectations.

Selling, General, and Administrative Expenses

Overall, selling, general, and administrative expenses increased 239% year over year as a result of the Company’s continued investment in its personnel, marketing, and other various third party service provider and professional service expenses. Selling, general, and administrative expenses for the years ended December 31, 2020 and 2019 were comprised of the following:

22

	2020		2019
	US$	% of Total	US$	% of Total
Compensation-related expenses	$17,076,853	38.3%	$7,420,215	56.4%
Equity and incentive–based compensation expenses	13,612,609	30.5	1,167,265	8.9
Third-party service provider costs	2,464,113	5.5	1,283,815	9.8
Marketing, advertising, and tradeshows	4,274,929	9.6	839,298	6.4
Professional services	2,357,439	5.3	720,409	5.5
Rent	540,046	1.2	368,664	2.8
Depreciation, amortization, and impairment	436,224	1.0	261,120	2.0
Other	3,880,826	8.6	1,096,105	8.2
Selling, general, and administrative expenses	$44,643,039	100.0%	$13,156,891	100.0%

Compensation related expenses increased to US$17.1 million for the year ended December 31, 2020, from US$7.4 million for the year ended December 31, 2019. Sezzle continued to invest in its employees throughout 2019 and 2020. Total employees were 279 as of December 31, 2020, compared to 122 as of December 31, 2019.

Stock and incentive–based compensation expenses increased to US$13.6 million for the year ended December 31, 2020, from US$1.2 million for the year ended December 31, 2019, due to the increase in number of employees, increase in fair value of awards issued in 2020 (driven by the appreciation of the Company’s share price), as well as the introduction of new incentive plans. In 2020, Sezzle introduced new short-term and long-term stock based incentive programs to attract, motivate and retain talented employees. The expenses for the new incentive plans totaled US$8.1 million for the year ended December 31, 2020.

Third-party service provider costs consisted primarily of costs incurred to obtain data used in underwriting consumers and fraud prevention. These costs increased to US$2.5 million for the year ended December 31, 2020, compared to US$1.3 million for the year ended December 31, 2019, driven by growth in Active Consumers.

Marketing, advertising, and tradeshow costs increased to US$4.3 million for the year ended December 31, 2020, compared to US$0.8 million for the year ended December 31, 2019, as a result of the Company’s increased initiatives to co-market the Sezzle brand with its merchants.

Professional services included legal, consultation, recruiting, financial audit, and tax compliance related costs. Costs increased by US$1.6 million year over year as a result of costs associated with the Company’s status of being publicly listed on the ASX, as well as additional financial statement audit, tax, and legal costs.

Other selling, general, and administrative expenses increased US$2.8 million year over year primarily due to implementation incentives entered into with merchants during 2020.

Selling, general, and administrative expenses as a percent of UMS decreased to 5.2% for the year ended December 31, 2020 from 5.4% for the year ended December 31, 2019, primarily related to reductions in costs in response to COVID-19. Most notably, the Company rolled out a work-from-home program for its employees beginning in mid-March 2020. In addition, the Company implemented restrictions in travel and attendance of group events, including industry-related conferences. These COVID-19 related measures resulted in lower than anticipated operating expenses, offset against expenses related to the Company’s new short and long–term incentive plans, for the year ended December 31, 2020. We expect our future selling, general, and administrative expenses to continue to increase as a result of the Company’s planned efforts to continue to invest in its people as well as future growth and expansion opportunities.

23

Provision for Uncollectible Accounts

Provisions for uncollectible accounts on the notes receivable were calculated on an expected loss basis. The total provision for uncollectible accounts was US$19.6 million or 2.3% of UMS for the year ended December 31, 2020, compared to US$6.2 million or 2.6% of UMS for the year ended December 31, 2019. For the 2020 year, overall the Company saw improved loss rates driven by several factors, including increased repeat usage among consumers, continuous improvements in Sezzle’s proprietary underwriting processes, tightening of credit to consumers as an initial respond to COVID-19, and overall improved collections driven in part by U.S. government stimulus offered to many of Sezzle’s consumers through the CARES Act. These improvements are offset by higher loss rates as a result of universe expansion testing of its underwriting processes and seasonality of loss rate patterns noted in the second half of 2020.

Net Interest Expense

Net interest expense was US$4.3 million for the year ended December 31, 2020, driven by the Company’s continued utilization of both its revolving line of credit and its Merchant Interest Program to facilitate the growth in UMS and related consumer notes receivable, consistent with the Company’s growth in 2020.

Interest expense on the beneficial conversion feature was incurred on the Company’s Initial Public Offering date and resulted from the conversion of US$5.8 million of notes issued in the first half of 2019.

Income Taxes

The Company’s effective income tax rate for the year ended December 31, 2020 was 0.1%, consistent with the prior year and comprised of minimum income taxes owed to state and local jurisdictions. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth. On the basis of this evaluation, a full valuation allowance is recorded against the Company’s net deferred tax assets as of December 31, 2020.

Other Comprehensive Income

The Company has US$0.5 million of foreign currency translation adjustments recorded within other comprehensive income for the year ended December 31, 2020 as a result of the financial statements of the Company’s non-U.S. subsidiaries being translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. The Company expects to record foreign currency translation adjustments in future years and changes will be dependent on fluctuations in foreign currencies of countries in which the Company has operations.

Financial Position Activity

Sezzle’s total assets increased to US$174.1 million as of December 31, 2020 from US$64.5 million as of December 31, 2019. The year over year growth of US$109.6 million was primarily driven by increases in both cash and cash equivalents and consumer notes receivable.

Sezzle’s consumer notes receivables before expected losses and deferred net loan origination fees increased to US$95.4 million as of December 31, 2020 compared to US$29.7 million as of December 31, 2019, an increase of 221%, driven by increases in UMS and Active Consumers. Sezzle’s notes receivable had a weighted average days outstanding of 34 days, consistent with the prior year’s duration.

Merchant accounts payable increased to US$60.9 million as of December 31, 2020 compared to US$13.3 million as of December 31, 2019. The increase was related to the growth in Underlying Merchant Sales and Active Merchants during 2020, in addition to increased merchant participation in the Merchant Interest Program, a program Sezzle offers its merchants whereby merchants may defer payment from the Company in exchange for interest.

24

Line of credit, net of unamortized debt issuance costs, increased to US$39.8 million compared to US$20.9 million in the prior year. The year over year increase is due to the Company’s further utilization of its revolving line of credit in order to support the overall growth in UMS.

In aggregate, total liabilities increased to US$114.2 million as of December 31, 2020 compared to US$37.2 million in the prior year primarily as a result of the increases in merchant accounts payable and line of credit, net discussed above, as well as increases in short and long term incentive plan compensation accruals and other general accrued liabilities.

Stockholders’ equity increased to US$60.0 million as of December 31, 2020 from US$27.3 million as of December 31, 2019, primarily as a result of the proceeds from the Company’s capital raise in the third quarter of 2020.

Capital Management

To help manage the increase in UMS, Sezzle signed an agreement with the Syndicate to increase its debt facility to US$100 million in November 2019. As of December 31, 2020, Sezzle had drawn US$40.0 million from its revolving line of credit and had US$23.9 million in additional borrowing capacity.

On July 15, 2020, Sezzle raised US$55,316,546 of proceeds via an institutional placement. On August 10, 2020, the Company raised an additional US$5,140,710 of proceeds via a Securities Purchase Plan offered to existing investors. The total costs of the capital raise were US$2,484,504, resulting in overall net proceeds of US$57,972,752. In exchange for the capital raise, Sezzle issued 16,289,935 Chess Depository Interests (CDIs) at a price of A$5.30 (approximately US$3.82). The issued CDIs are equivalent to common shares on a 1:1 basis.

Liquidity and Capital Resources

Sezzle incurred net losses from operating activities for the years ended December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019 Sezzle incurred a net loss of US$32.4 million and US$13.1 million, respectively. As of December 31, 2020, Sezzle had cash and cash equivalents of US$84.3 million and working capital of US$104.6 million.

We believe our existing cash, cash equivalents, and restricted cash, along with cash flow from operations, will be sufficient to meet our working capital and investment requirements beyond the next 12 months.

Operating Activities

Net cash used for operating activities was US$24.8 million and US$19.9 million for the years ended December 31, 2020 and 2019, respectively. Net cash used for operating activities for the year ended December 31, 2020 is comprised of Sezzle’s net losses totaling US$32.4 million, non-cash adjustments of US$30.2 million, and changes in operating assets and liabilities of (US$22.6) million. Significant non-cash adjustments includes provisions for uncollectible notes and other receivables of US$22.3 million and equity based compensation totaling US$7.0 million. Significant changes in operating assets and liabilities includes increases in consumer notes receivable of US$75.0 million, due to increased Active Consumers and UMS, and increases in merchant accounts payable of US$47.5 million, due to increased Active Merchants and their participation in the Merchant Interest Program. Net cash used for operating activities for the year ended December 31, 2019 was primarily driven by increases in notes receivable due from consumers.

Investing Activities

Net cash used for investing activities during the year ended December 31, 2020 increased slightly to US$0.7 million, compared to US$0.5 million during the year ended December 31, 2019. Cash outflows for investing activities were primarily used for purchasing computer equipment, as well as payments of salaries to employees who create capitalized internal-use software.

25

Financing Activities

Net cash provided by financing activities during the year ended December 31, 2020 was US$77.6 million, compared to US$50.0 million during the year ended December 31, 2019. The increase was related to the Company’s capital raise, as well as additional funds drawn on the Company’s line of credit facility.

Critical Accounting Policies and Estimates

The discussion and analysis of Sezzle’s financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require Sezzle to make certain estimates and judgments that affect the amounts reported in its consolidated financial statements. Sezzle bases its estimates on historical experience and on various other assumptions that management believes to be reasonable. Sezzle’s actual results may differ materially from its estimates as a result of certain accounting policies requiring significant judgment. To the extent that there are material differences between Sezzle’s estimates and actual results, its future consolidated financial statements will be affected.

Sezzle evaluates its significant estimates on an ongoing basis, including, but not limited to, estimates related to its allowance for uncollectible accounts, equity based compensation, income taxes, and internally developed intangible assets. Sezzle believe these estimates have the greatest risk of affecting its consolidated financial statements; therefore, Sezzle considers these to be its critical accounting policies and estimates.

Off Balance Sheet Arrangements

Sezzle does not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes. As such, Sezzle is not exposed to any financing, liquidity, market or credit risk that could arise if the Company had engaged in those types of relationships. Sezzle enters into guarantees in the ordinary course of business related to the guarantee of its performance and the performance of its subsidiaries.

ITEM 3.	PROPERTIES.

On November 30, 2019, we entered into an agreement with McKesson Building, LLC, as landlord for the lease of approximately 14,740 square feet located at 251 N 1st Ave N, Suite 200, Minneapolis, MN 55401 that we occupy and use for our principal place of business in the United States. The term of the lease expires on June 30, 2022. We believe that these premises are suitable and adequate for our needs now and for the foreseeable future.

On November 30, 2019, we entered into an agreement with McKesson Building, LLC, as landlord for the lease of approximately 14,929 square feet located at 251 N 1st Ave N, Suite 400, Minneapolis, MN 55401. The term of the lease expires on June 30, 2022. On July 21, 2020, Sezzle exercised its right to terminate the lease effective June 30, 2021. Due to COVID-19, we never occupied this space.

In addition to the leases noted above, during the year 2019, the Company entered into two new operating leases for corporate office spaces, one within the United States and one in Canada. Total lease expense incurred for the year ended December 31, 2020 and 2019 was US$513,248 and US$348,246, respectively, and is recorded within selling, general, and administrative expenses on the consolidated statements of operations. Additionally, total cash paid for rent for the years ended December 31, 2020 and 2019 was US$558,631 and US$350,722, respectively.

26

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of March 17, 2021, information regarding beneficial ownership of shares of our common stock, including common stock held as CDIs, by the following:

●	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

●	each of our directors;

●	each of our Named Executive Officers; and

●	all current directors and executive officers, as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying options that are currently exercisable or exercisable within 60 days of March 17, 2021. The officers, directors and principal stockholders supplied the information for this table. Except as otherwise indicated, we believe that the beneficial owners of the CDIs and common stock listed below, based on the information given to us by each of them, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Percentage of ownership is based on 197,070,685 shares of our common stock, or common stock equivalent CDIs, outstanding on March 17, 2021. Unless otherwise indicated, we deem shares subject to options that are exercisable within 60 days of March 17, 2021 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. CDIs represent one share of our common stock.

Unless otherwise indicated on the table, the address of each of the individuals named below is: c/o Sezzle Inc., 251 1st Ave N, Suite 200, Minneapolis, MN 55401, USA.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
5% Stockholders
J P Morgan Nominees Australia Pty Limited(1)	12,042,609	6.11%

Directors and Executive Officers
Mike Cutter(2)	145,833	*
Karen Hartje(3)	1,577,104	*
Paul Lahiff(4)	165,770	*
Paul Paradis(5)	10,218,750	5.18
Kathleen Pierce-Gilmore(6)	243,056	*
Paul Purcell(7)	9,739,407	4.94
Charles Youakim(8)	88,578,559	44.90
All directors and executive officers	110,668,479	56.09%

*	Less than 1.0%.

(1)	9,553,571 of Mr. Charles Youakim’s shares are held through J P Morgan Nominees Australia Pty Limited, who is noted as a substantial shareholder of the Company. Please see Note 8 for more detail.

27

(2)	Mr. Cutter serves as an Independent Non-Executive Director. Shares include options to purchase 145,833 shares of common stock that are currently exercisable or will become exercisable within 60 days after March 17, 2021

(3)	Ms. Hartje serves as the Company’s Chief Financial Officer. Shares include options to purchase 1,556,145 shares of common stock that are currently exercisable or will become exercisable within 60 days after March 17, 2021. Shares also include 20,959 RSUs that have vested or vest within 60 days after March 17, 2021.

(4)	Mr. Lahiff serves as an Independent Non-Executive Director. Shares include options to purchase 145,833 shares of common stock that are currently exercisable or will become exercisable within 60 days after March 17, 2021. All of such options are held in escrow until July 30, 2021 as described under “Escrow Arrangements” below.

(5)	Mr. Paradis serves as an Executive Director and President. Shares include 625,000 common shares vesting in equal installments over the next 10 months. Shares include options to purchase 218,750 shares of common stock that are currently exercisable or will become exercisable within 60 days after March 17, 2021. All of Mr. Pardis’ shares and options are held in escrow until July 30, 2021 as described under “Escrow Arrangements” below.

(6)	Ms. Pierce-Gilmore serves as an Independent Non-Executive Director. Shares include options to purchase 243,056 shares of common stock that are currently exercisable or will become exercisable within 60 days after March 17, 2021. All of such options are held in escrow until July 30, 2021 as described under “Escrow Arrangements” below.

(7)	Mr. Purcell serves as an Independent Non-Executive Director. All shares are owned by Continental Investment Partners, LLC. Mr. Purcell may be deemed to beneficially own such shares as the sole manager of Continental Investment Partners, LLC. 350,000 of such shares and are held in escrow until July 30, 2021, as described under “Escrow Arrangements” below.

(8)	Mr. Youakim serves as an Executive Chairman and Chief Executive Officer. Shares include 78,806,238 shares held by Mr. Youakim directly or through family trusts which are held in escrow until July 30, 2021, as described under “Escrow Arrangements” below. Shares also include 9,553,571 shares that are held by a trust for the benefit of direct current and future family members of Mr. Youakim. Mr. Youakim shares the power to dispose of these shares. These shares have been pledged to J P Morgan Nominees Australia Pty Limited (“J P Morgan”) in connection with a loan made to Mr. Youakim by J P Morgan. In addition, shares include options to purchase 218,750 shares of common stock that are exercisable or will become exercisable within 60 days after March 17, 2021; all of such options are held in escrow until July 30, 2021, as described under “Escrow Arrangements” below.

Escrow Arrangements

In connection with the Company’s initial public offering, as of March 17, 2021, the holders of 94,016,911 shares/CDIs, representing 47.71% of the currently outstanding shares of common stock, remain subject to restriction agreements with respect to their shares (including in the form of CDIs), pursuant to the listing rules of the ASX. In addition, options to purchase an aggregate of 2,166,667 shares/CDIs, of which 1,111,809 shares/CDIs that are exercisable or will become exercisable within 60 days after March 17, 2021, are subject to the escrow restrictions. The restriction agreements restrict the ability of the holder from disposing of, creating any security interest in, or transferring effective ownership or control of the securities until July 31, 2021. ASX may consent to the removal of the restrictions prior to July 31, 2021, subject to the satisfaction of certain conditions, to enable escrowed securities to be transferred or cancelled in connection with a merger or other specified transactions.

28

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

Our directors and executive officers and their respective ages as of March 26, 2021 are as follows:

Name	Age	Position
DIRECTORS:
Charles Youakim	44	Executive Chairman and Chief Executive Officer
Paul Paradis	37	Executive Director and President
Paul Lahiff	68	Independent Non-Executive Director
Kathleen Pierce-Gilmore	43	Independent Non-Executive Director
Mike Cutter	54	Independent Non-Executive Director
Paul Purcell	46	Independent Non-Executive Director

EXECUTIVE OFFICERS:
Karen Hartje	63	Chief Financial Officer

Charles (“Charlie”) Youakim – Executive Chairman and Chief Executive Officer

Charlie is a co-founder, Executive Chairman, and Chief Executive Officer of Sezzle. Charlie is a serial technology entrepreneur with nearly ten years of experience in growing fintech companies from inception to large-scale businesses. Charlies began his career as an engineer and software developer. After successfully advancing in his early career, he returned to business school where he was able to focus on expanding his knowledge of finance, marketing, and business strategy.

In 2010, after completing business school, Charlie founded his first payments company, Passport Labs, Inc. (“Passport”). Passport became a leader in software and payments for the transportation industry. At Passport, Charlie led the construction and the original technology and led the company as it disrupted the industry through the introduction of white label systems and payment wallets. Passport is the technology behind enterprise transportation installations like ParkChicago, ParkBoston, and the GreenP in Toronto.

Charlie co-founded Sezzle in 2016 and also planned much of the business’ technology architecture. Charlie has a degree in Mechanical Engineering from the University of Minnesota and an MBA from the Carlson School of Management at the University of Minnesota. Charlie does not currently hold any other directorships.

Paul Paradis – Executive Director and President

Paul is co-founder, Executive Director, and President at Sezzle. Paul has extensive experience in sales and marketing. He began his career in sales with the Minnesota Timberwolves. He left the Timberwolves to attain his MBA from the Carlson School of Management at the University of Minnesota, where he focused on marketing and strategy. After graduating from the Carlson School of Management, Paul spent six years leading sales and marketing at Dashe & Thomson and the Abreon Group, which are boutique management consultancies focus on IT transportation adoption. Paul left the Abreon Group in 2016 when he co-founded Sezzle. At Sezzle, Paul oversees sales, marketing, partnerships, and merchant development.

Paul has a BA in Political Science from Davidson College and an MBA from the University of Minnesota. Paul does not currently hold any other directorships.

Paul Lahiff – Independent Non-Executive Director

Paul Lahiff was previously Chief Executive Officer of Mortgage Choice and prior to this, Chief Executive Officer of Permanent Trustee and Heritage Bank. He also held senior management roles for Westpac Banking Corporation in Sydney and London. He previously held Board roles with Sunsuper, Thorn Group, New Payments Platform Australia and Cancer Council NSW. Paul holds a BSC degree from the University of Sydney, is a graduate of the Australian Institute of Company Directors. Paul is a Non-Executive Director of AUB Holdings and NESS Superannuation. Paul is a Senior Non-Executive Director at 86400.

29

Kathleen Pierce-Gilmore – Independent Non-Executive Director

Kathleen has been a payments and fintech executive for 20+ years across firms, including American Express, Capital One, PayPal, and most recently startup companies Raise Marketplace and Flexa Technologies. She has held leadership positions from leading Strategy to COO, President, and CEO roles. In addition to her deep expertise in customer experience, consumer lending, product development, and P&L management, she has also led businesses on the merchant side of the payments ecosystem. She is currently the Head of Global Payments at Silicon Valley Bank.

Kathleen graduated with a BA from the Integrated Sciences Program at Northwestern University and has recently completed the Non-Executive Director Diploma program through the Financial Times. Kathleen also serves as a Director for Tala.

Paul Purcell – Independent Non-Executive Director

Paul Purcell has invested in financial services companies (public and private markets) for nearly 20 years. He retains a specific specialization in emerging financial innovation as well as non-bank financial services. He has been the Chief Investment Officer of Jupiter Management since January 1, 2019 and prior to assuming that position led the sourcing and origination of investments at Continental Investors. Paul is a frequent panelist at industry conferences and has published several articles on the trends and developments in the emerging commerce and financial services marketplaces.

Before joining Continental Investors, Paul was a co-founder of Continental Advisors, a manager of two sector-based hedge funds. He was also Manager of Internet marketing at the Chicago Board Options Exchange (CBOE), a department he helped found.

Paul is a graduate of the University of San Diego where he is a member of the Board of Trustees. He currently serves on the Board of Directors of Align Income Share Funding, Listo!, Veritec Solutions, Drizly, Winestyr Pearachute, Intuition LLC, CarHop, and What’s Next Media.

Mike Cutter – Independent Non-Executive Director

Mike has more than 33 years’ experience in a wide range of financial services businesses in Australia, New Zealand, Asia and Europe.

Most recently he served as the Group Managing Director for the information services business Equifax ANZ. Prior that he held various CEO, CRO, Product and Operations roles with GE, ANZ, Wesfarmers, Halifax/BankOne and NAB.

Mike is a Graduate of the Australian Institute of Company Directors (GAICD) and a Senior Fellow of the Financial Services Institute of Australia and has previously served on the Board of Directors of the Women’s Cancer Foundation, Ovarian Cancer Institute, the Australian Finance Congress, the National Insurance Brokers Association and the Australian Retail Credit Association.

In addition to his role with Sezzle, Mike is currently a Board Advisor to PNO Insurance. Mike has a BSc (Hons) from Hertfordshire University.

Executive Officers

Set forth below is biographical information for our Executive Officer, other than Messrs. Youakim and Paradis:

Karen Hartje — Chief Financial Officer

Karen is the Chief Financial Officer at Sezzle. Before her role with Sezzle, Karen occupied finance and credit management roles at Bluestem Brands, a retail finance company that was a reboot of Fingerhut Direct Marketing. Bluestem Brands generated well over US$1 billion in retail sales. Karen was on the founding team of Bluestem Brands, where she led the finance department reporting to the President of Bluestem Brands. During her tenure, Karen led financial planning and analysis, management of credit policies, and forecasting. Bluestem Brands was acquired in 2014. After the acquisition, Karen left Bluestem Brands to pursue her own financial consulting business.

Karen started her career with KPMG and has held senior leadership positions at US Bank and Lenders Trust.

A graduate of the University of Minnesota, Karen has a degree in accounting as well as her CPA (expired).

30

ITEM 6.	EXECUTIVE COMPENSATION.

Our named executive officers for the fiscal year ended 2020 were: Charles Youakim, Paul Paradis, and Karen Hartje. Details of their employment arrangements are as follows:

Charlie Youakim

Charlie serves as Executive Chairman and Chief Executive Officer. Charlie’s agreement commenced June 21, 2019, and he receives an annual US$250,000 salary. He is entitled to participate in the Short-Term Incentive Plan (STIP) and Long-Term Incentive Plan (LTIP) and is entitled to severance upon termination of employment in some circumstances as described below. His employment may be terminated: (i) at an time upon mutual written agreement of the parties; (ii) by the Company immediately and without prior notice for cause; (iii) immediately upon Charlie’s death or disability; (iv) by the Company other than for cause with advance written notice of at least 12 months; or (v) by Charlie, other than due to Charlie’s death or disability, with advance written notice of at least 12 months.

Paul Paradis

Paul serves as Executive Director and President. Paul’s agreement commenced on June 21, 2019, and he receives an annual salary of US$250,000. He is entitled to participate in the STIP and LTIP and is entitled to severance upon termination of employment in some circumstances as described below. His employment may be terminated: (i) at an time upon mutual written agreement of the parties; (ii) by the Company immediately and without prior notice for cause; (iii) immediately upon Paul’s death or disability; (iv) by the Company other than for cause with advance written notice of at least 12 months; or (v) by Paul, other than due to Paul’s death or disability, with advance written notice of at least 12 months.

Karen Hartje

Karen serves as Chief Financial Officer. Her agreement commenced June 21, 2019, and she receives an annual base salary of US$250,000. She is entitled to participate in the STIP and LTIP and is entitled to severance upon termination of employment in some circumstances as described below. Her employment may be terminated: (i) at an time upon mutual written agreement of the parties; (ii) by the Company immediately and without prior notice for cause; (iii) immediately upon Karen’s death or disability; (iv) by the Company other than for cause with advance written notice of at least 6 months; or (v) by Karen, other than due to Karen’s death or disability, with advance written notice of at least 6 months.

Remuneration Philosophy

The performance of Sezzle depends upon the Company’s ability to attract and retain key management personnel. To prosper, the Company must attract, motivate, and retain highly skilled directors and executives. To that end, Sezzle embraces the following principles in its remuneration framework:

●	Offer competitive rewards to attract high caliber executives, while still being within market norms;

●	Align remuneration with strategic objectives;

●	Create sustained shareholder value;

●	Place a significant portion of remuneration at risk, and aligned with shareholder interests; and

●	Ensure merit-based remuneration commensurate with contribution to overall results and according to individual accountability, performance, and potential.

For 2020, the Remuneration and Nomination Committee of the Board (the “Committee”) has approved the short-term and long-term compensation programs for key management personnel as described below.

31

Short-Term Incentive Plan (STIP)

Executive officers and other key personnel are entitled to participate in the STIP, which provides an annual bonus opportunity based on a STIP %, representing the employee’s bonus potential. The payout is based on a combination of the Company Performance Score (CPS) and individual performance. CPS is determined each year by metrics within four weighted categories: Growth (50%), Stakeholder Satisfaction (20%), Optimization (15%), Innovation (15%), with the metrics including Revenue, Underlying Merchant Sales, Active Customers, Stakeholder Satisfaction and Net Transaction Margin. Individual performance is based on outcomes achieved by the employee and how those outcomes are achieved (i.e., exemplifying Sezzle’s values).

Each executive officer named above is participating in the STIP for the year ending December 31, 2020. Short Term Incentives awarded are settled as Restricted Stock Units (RSUs) in the Company that vest immediately upon the grant date to reflect goals met in the prior year. The RSUs awarded are, at a maximum, 50% of the base salary for the executive in question. Payout for each individual depends on achievement of the goals for corporate and individual performance. For Messrs. Youakim and Paradis, the grants of the RSUs are subject to prior shareholder approval.

Long-Term Incentive Plan (LTIP)

The use of long-term incentive awards (LTIs) is to reward senior executives in a manner that aligns remuneration with the creation of shareholder wealth. As such, LTI grants go to certain executives who influence the generation of shareholder wealth and thus have a direct impact on the Company’s performance against the relevant long-term performance hurdle. The formal LTIP comprises grants of market priced stock options under the 2019 Equity Incentive Plan, with vesting subject to formal long-term performance hurdles tested over three years, and subject to continued employment for a three-year period.

LTIs issued are subject to vesting conditions comprising both performance and time-based hurdles, and both hurdles must be satisfied for vesting to occur. Stock options will automatically vest in full upon certain circumstances including a sale, merger, or consolidation. Grants must be exercised within 10 years of the beginning of the performance period or they will lapse. Unvested options will automatically lapse.

The three-year performance period for vesting of the initial grants is from January 1, 2020 through December 31, 2022. Subject to the satisfaction of the performance hurdles and continued employment, options issued under the LTIP will vest and become capable of exercise three years from the beginning of the performance period. Performance for vesting purposes for each of the three years within the performance period will be tested against Comparative Total Shareholder Return (TSR). For each year, the Comparative TSR encompasses share price appreciation, measured against the S&P/ASX All Technology Index (excluding materials and energy companies). For comparative purposes, Sezzle’s Volume Weighted Average Price (VWAP) over a 30-day period up to the end of the relevant performance period will be used and compared to the average S&P/ASX All Technology Index price over that same period.

The shares vesting for each year in the performance period are determined as follows based on TSR for the year:

Comparative TSR Target	Percentage of shares available in the given year satisfying conditions
Less than 51st percentile of companies in S&P/ASX All Technology Index	0%

Greater than or equal to 51st percentile but less than the 90th percentile of companies in S&P/ASX All Technology Index	Pro rata between 1% and 100%

Greater than or equal to 90th percentile of companies in S&P/ASX All Technology Index	100%

The Board has the discretion to amend the Comparative TSR performance condition at any time during the relevant performance period applicable to those LTI grants if the Board believes it is appropriate to do so to reflect the Company’s circumstances.

32

On May 22, 2020, each of Mr. Youakim, Mr. Paradis and Ms. Hartje, the executive officers of the Company, received an option from the LTIP to purchase 1,171,875 shares at an exercise price of US$1.37 (using a conversion rate of A$1.53 to US$1.00) per share, based on the closing sale price of CDIs on the ASX on May 21, 2020 (the “LTIP Options”). The amount of shares subject of the LTIP Options were calculated so that the Monte Carlo value of each Option was equal to 300% of the individual’s salary in effect at the time (i.e., 100% for each of the three years in the performance period). Subsequently, on October 22, 2020, the LTIP Options to Messrs. Youakim and Paradis were rescinded in exchange for a promise by the Company to provide to each such executive officer with comparable compensation through payments in cash and/or the issuance of incentive compensation, subject to any required stockholder approvals. As of March 26, 2021, no comparable compensation has been issued.

Clawback Policy

All compensation under the STIP and LTIP are subject to the provisions of the 2019 Incentive Plan, which gives the Board discretion to reduce an incentive payment based on conduct that is inconsistent with the Company’s values, irrespective of performance. Any conduct that is inconsistent with the Company’s values can fully nullify all performance awards. This clawback can be applied at the full discretion of the Board.

Summary Compensation Table

The following table shows the total compensation paid during the fiscal years ended December 31, 2020 and 2019 to each named executive officer.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards(1) ($) (f)		Nonequity incentive plan compensation ($) (g)	Nonqualified deferred compensation earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)
Charles Youakim, Executive Chairman and Chief Executive Officer	2019	212,228	-	-	298,172	(2)	-	-	-	510,400
	2020	250,000	-	-	-		-	-	-	250,000

Paul Paradis, Executive Director and President	2019	174,455	-	-	298,172	(2)	-	-	-	472,627
	2020	250,000	-	-	-		-	-	-	250,000

Karen Hartje, Chief Financial Officer	2019	209,673	-	-	298,172	(2)	-	-	-	507,845
	2020	250,000	-	59,579	750,000	(3)	-	-	-	1,059,579

(1)	Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year.

(2)	On July 27, 2019, the named executive officer was issued options to purchase 500,000 shares of common stock at US$0.84 per share. 25% of the shares vest on the one-year anniversary of issuance (July 27, 2020), and the remaining shares vest in equal monthly installments over a 36-month period thereafter.

(3)	On May 22, 2020, the named executive officer was issued options to purchase 1,171,875 shares of common stock at US$1.37 (using a conversion rate of A$1.53 to US$1.00) per share under the Company’s LTIP. Vesting of the options is subject the conditions set forth in the ‘Long-Term Incentive Plan’ discussion above.

33

	Outstanding Equity Awards at Fiscal Year-End 2020
	Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)		Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Charlie Youakim	177,083	322,917	500,000	$0.84		July 26, 2029	-	$-	-	$-

Paul Paradis	177,083	322,917	500,000	$0.84		July 26, 2029	-	$-	-	$-

Karen Hartje	177,083	322,917	500,000	$0.84		July 26, 2029	-	$-	10,651	$50,608
	1,156,666	578,334	1,735,000	$0.05		August 25, 2028
	-	1,171,875	1,171,875	$1.37	(1)	January 1, 2030

(1)	Amounts converted from AUD to U.S. Dollars using a conversion rate of A$1.53 to US$1.00, representing the exchange rate on the May 22, 2020 grant date.

Director Compensation

Under the Company’s by-laws, the Board of Directors establishes the fees for Non-Executive Directors based on recommendations of the Renumeration and Nomination Committee. The Board’s policy is to reward Non-Executive Directors at competitive market rates to attract and retain individuals of high caliber and quality, having regard to fees paid and/or options granted for comparable companies and the size, complexity, and spread of the Company’s operations..

In general, the Company’s compensation structure for Non-Executive Directors is to compensate, either in cash or options, in an amount of US$41,379 for serving as a member of the Board of Directors, US$13,793 each for serving as the Chair of the Remuneration and Nomination Committee and Audit and Risk Committee, and US$6,897 each for serving as a member of the Remuneration and Nomination Committee and Audit and Risk Committee (using a conversion rate of A$1.45 to US$1.00). Arrangements with each individual vary based on any equity based compensation historically granted.

The Company has entered into an appointment letter or agreement with each of its Non-Executive Directors. The Non-Executive Director’s fees currently agreed to be paid by the Company under the appointment letters or agreements for the year ending December 31, 2020 are as set out below:

34

Director Compensation

Name (a)	Fees earned or paid in cash ($)(1) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Mike Cutter	55,172	-	-	-	-	-	55,172

Paul Lahiff	68,966	-	-	-	-	-	68,966

Kathleen Pierce-Gilmore	55,172	-	-	-	-	-	55,172

Paul Purcell	13,793	-	-	-	-	-	13,793

(1)	Amounts converted from AUD to U.S. Dollars using a conversion rate of A$1.45 to US$1.00, representing the average exchange rate during the year ended December 31, 2020.

In addition, the following arrangements for equity based compensation were originated with the noted directors below during 2019.

●	Mr. Cutter was issued ten-year options to purchase 250,000 shares of common stock on July 27, 2019 at US$0.84 per share. The options vest in equal monthly installments over 36 months, with a one-year cliff. These options were issued to Mr. Cutter before he became a director of the Company, as compensation for advisory services.

●	Mr. Lahiff was issued ten-year options to purchase 250,000 shares of common stock on July 27, 2019 at US$0.84 per share. The options vest in equal monthly installments over 36 months, with a one-year cliff.

●	Ms. Pierce-Gilmore was issued ten-year options to purchase 350,000 shares of common stock on March 29 2019 at US$0.05 per share. The options vest in equal monthly installments over 36 months, with one-year cliff vesting.

●

In accordance with Paul Purcell’s director appointment agreement, 350,000 shares of restricted stock were issued to Continental Investment Partners, LLC on March 29, 2019, which comprises compensation for Paul Purcell’s services as Director. Those shares have all vested.  Mr. Purcell is a manager of Continental Investment Partners, LLC and exercises voting power over such shares.

There are no anticipated changes to the structure of compensation for Non-Executive Directors in 2021.

Compensation Committee Interlocks and Insider Participation

The Remuneration and Nomination Committee consists of Paul Lahiff (Chair), Kathleen Pierce-Gilmore and Paul Purcell. No member of the Remuneration and Nomination Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation or remuneration and nomination committees or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Remuneration and Nomination Committee.

35

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Party Transactions

Other than the current employment agreements between the Company and each of its executive officers described in the “Executive Compensation” section of this Registration Statement, there are no existing agreements or arrangements and there are no currently proposed transactions in which the Company was, or is to be, a participant, in which the amount involved exceeded or will exceed US$120,000 and in which any current director, executive officer, beneficial owner of more than 5% of our Common Stock, or entities affiliated with them, had or will have a material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

Our Board Charter includes a written policy and procedure for related party transactions, which requires prompt disclosure of any circumstances giving rise to a reasonable possibility of conflict between a director’s personal or business interests, the interests of any person associated with them, or their duties to any other company on the one hand, and the interests of the Company or their duties to the Company on the other hand. Our Audit and Risk Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our Common Stock, immediate family members of the foregoing persons and any other persons whom the Board determines may be considered related parties of the Company, has or will have a direct or indirect material interest. Transactions with related parties will also be subject to shareholder approval to the extent required by the ASX Listing Rules.

Corporate Governance

Our Board currently consists of six members: Charlie Youakim, Paul Paradis, Paul Lahiff, Kathleen Pierce-Gilmore, Paul Purcell and Mike Cutter. Our Board has determined that each of Mike Cutter, Paul Lahiff, Kathleen Pierce-Gilmore and Paul Purcell are “independent.” We consider that a director is an “independent” director where that director is free from any business or other relationship that could materially interfere, or be perceived to interfere with, the independent exercise of the director’s judgment. While we are not currently seeking a listing on the Nasdaq Stock Market (“Nasdaq”), or any other U.S. securities exchange, we have assessed the independence of our directors with respect to the definition of independence prescribed by Nasdaq and the SEC.

ITEM 8.	LEGAL PROCEEDINGS.

We are not currently involved in any material legal proceedings, other than ordinary routine litigation incidental to the business, to which we or any of our subsidiaries is a party or of which any of their property is subject.

36

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our CDIs, each representing one share of our Common Stock, have been listed on the Australian Securities Exchange (“ASX”) under the trading symbol “SZL” since July 30, 2019. Prior to such time there was no public market for our securities. There is no principal market in the United States for our CDIs or shares of our common stock. The following table sets forth the high and low sales prices for our CDIs as reported on the ASX for the periods indicated since the common began public trading and are reported in Australian dollars and as converted into U.S. Dollars. All currency conversions are based on the prevailing Australian dollar to U.S. Dollar rate on the last day of each respective quarter.

Common Stock
	Low (A$)	High (A$)	Low (US$)	High (US$)
Fiscal 2021
First Quarter (through April 1, 2021)	A$6.15	A$11.63	US$4.68	US$8.86
Fiscal 2020
Fourth Quarter	A$5.38	A$8.39	US$4.15	US$6.47
Third Quarter	A$4.07	A$11.34	US$2.92	US$8.13
Second Quarter	A$0.80	A$4.28	US$0.55	US$2.95
First Quarter	A$0.37	A$2.01	US$0.23	US$1.23
Fiscal 2019
Fourth Quarter	A$2.07	A$2.72	US$1.46	US$1.91
Third Quarter (starting July 30, 2019)	A$2.03	A$2.73	US$1.37	US$1.84

Rule 144

Under applicable U.S. securities laws, all of the shares of our common stock that were outstanding prior to our initial public offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be resold in the public market to U.S. persons as defined in Regulation S only if registered or if they qualify for an exemption from registration under the Securities Act, each as described in more detail below. We have not agreed to register any of our common stock for resale by security holders.

Because there is no public trading market for the shares in the United States, no sales in the United States under Rule 144 other than Rule 144(b)(1)(i) are likely to occur. Under Rule 144(b)(1)(i)), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

We believe that 158,231,529 shares of our common stock outstanding were eligible for resale under Rule 144 as of March 17, 2021, subject to applicable volume and manner of sale restrictions. Of these shares, 94,016,911 shares are held in escrow in connection with the initial public offering of our shares in Australia and quotation of our shares in the form of CDIs on the ASX and will be released on July 30, 2021, at which time they will be eligible for resale under Rule 144.

Holders

As of March 17, 2021, the Company had 16,636 record holders of its common stock.

37

Dividends

Payment of dividends by the Company is at the discretion of the Directors and the Directors do not provide any assurance of the future amounts of dividends. In determining whether to declare future dividends, the Directors will consider the general business environment, the operating results and the financial condition of the Company, future funding requirements, capital management initiatives, taxation considerations, any contractual, legal or regulatory restrictions on the payment of dividends by the Company and any other factors the Directors may consider relevant. Sezzle’s credit facilities have covenants that limit its ability to pay dividends during the term of the agreement to November 14, 2021 to no more than 50% of retained earnings at the end of the previous December 31, provided retained earnings is a positive number.

No dividends on common stock were declared or issued during the year ended December 31, 2019. On June 23, 2019, the Board of Directors declared and issued a 15% stock dividend resulting in the issue of 909,451 Series A preferred stock to the existing holders of Series A-1 through A-5 preferred stock, valued at US$0.8 million. All preferred stock was converted into common stock on July 24, 2019 in conjunction with the Company listing on the Australian Securities Exchange (ASX).

The Company has no current intent to pay cash dividends in the foreseeable future.

Equity Compensation Plan Information

The Company maintains stock compensation plans which provides the offering of incentive and non-statutory stock options and restricted stock to employees, directors, and advisors of the Company. Equity-based compensation expense reflects the fair value of awards measured at the grant date and recognized over the relevant vesting period. The Company estimates the fair value of each stock option on the measurement date during Black-Scholes option valuation model which incorporates assumptions as to stock price volatility, the expected life of the options, risk-free interest rate and dividend yield. Equity-based compensation recorded totaled US$7,010,844 and US$1,167,265 for the years ended December 31, 2020 and 2019, respectively.

2016 Employee Stock Option Plan

The Company adopted the 2016 Employee Stock Option plan on January 16, 2016 (the “2016 Incentive Plan”). The purpose of the plan is to encourage stock ownership among employees, Directors and consultants of the Company, to provide additional incentives for such individuals, and to assist Sezzle in attracting and retaining the best personnel. The number of shares authorized for issuance under the 2016 Incentive Plan is 10,000,000 shares. The Company had 6,844,170 shares subject to options issued and outstanding as of December 31, 2020. Additionally, the Company had 156,556 shares of restricted stock awards issued and outstanding as of December 31, 2020. The weighted-average exercise price of the outstanding options was US$0.05.

The 2016 Incentive Plan was superseded upon the adoption of the 2019 Incentive Plan (discussed below) by the Company, although the terms of the 2016 Incentive Plan continue to apply to awards granted under that plan.

2019 Equity Incentive Plan

The Company adopted the 2019 Equity Incentive Plan on June 25, 2019 (the “2019 Incentive Plan”) and the 2019 Incentive Plan was amended by the shareholders on June 1, 2020 to increase the number of shares authorized for issuance to 26,000,000 shares. The Company had 17,671,374 shares subject to options and 2,680,259 shares of restricted stock issued and outstanding as of December 31, 2020. The weighted-average exercise price of the outstanding options was US$1.85.

The purpose of the 2019 Incentive Plan is to help the Company (a) attract and retain the best available personnel for positions of substantial responsibility; (b) to provide additional incentive to key employees, prospective employees and consultants; (c) to align the interests of such persons with the shareholders; and (d) promote the success of the Company’s business. The 2019 Incentive Plan is further intended to provide Sezzle with flexibility in its ability to motivate, attract, and retain the services of members of the Board of Directors, key employees, prospective employees and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The 2019 Incentive Plan is administered by the Remuneration and Nomination Committee. Subject to the provisions of the 2019 Incentive Plan, the administrator generally has the power to:

●	determine who will receive awards under the 2019 Incentive Plan;

38

●	the number of securities to be covered by each award;

●	the terms and conditions (not inconsistent with the terms of the 2019 Incentive Plan) or any award granted under the 2019 Incentive Plan, including, without limitation, the exercise or purchase price (if any) applicable to the award, the time or times when awards may be granted, may vest, may be exercised, and/or may be terminated or forfeited and any restriction or limitation regarding any award or the shares underlying any award;

●	Specifically in the case of options: (i) the exercise price of any options granted, which will generally not be less than fair market value of the Company’s shares on the date the option is granted; (ii) the number of shares into which an option is exercisable, provided that such options may not be exercisable over a percentage of the Company’s share capital; (iii) the terms on which the options will become exercisable, and (iv) the termination or cancellation provisions application to the options which are granted, provided that the expiry date is, in most cases, not more than 10 years from the date the option was granted; and

●	To construe and interpret the terms of the 2019 Incentive Plan and any award agreement.

Employees and consultants of the Company and its subsidiaries and Directors of the Company are eligible to receive awards under the 2019 Incentive Plan. As of March 19, 2021, the Company had approximately 138 employees, 3 non-employee directors, and a limited number of outside consultants were eligible to participate in the 2019 Incentive Plan.

26,000,000 shares are reserved for issuance under awards granted under the plan. Awards under the 2019 Incentive Plan are subject to the following additional limits:

●	The aggregate dollar value of awards granted to any non-employee director (based on the fair market value of each award on the grant date) in any calendar year will not exceed US $250,000; and

●	The aggregate fair market value (determined as of the time of grant) of the shares with respect to which an incentive stock option (“ISO”) is exercisable for the first time by an eligible employee in any calendar year will not exceed US$100,000.

The 2019 Incentive Plan provides for a grant of stock options, ISOs and nonqualified stock options (“NSOs”) restricted stock, dividend equivalents, restricted stock units (“RSUs”), performance-based award, other incentive awards and stock appreciation rights (“SARs”). Certain awards under the plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2019 Incentive Plan will be set forth an award agreement, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards may be settled in shares, cash, CDIs, other securities, other awards, or other property.

A brief description of each award type follows:

●	Stock options, including ISOs, as defined under Section 422 of the Code, and NSOs, may be granted pursuant to the 2019 Incentive Plan. Stock options provide for the purchase of shares or CDIs in the future at an exercise price set on the grant date; provided, however, that ISOs shall only be issued with respect to shares (not CDIs). ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding periods and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator and set forth in the award agreement may apply to stock options and may include continued service, performance and/or other conditions.

39

●	SARS may be granted pursuant to the plan. SARs entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the shares or CDIs subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share or CDI, as applicable, on the date of grant and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator and set forth in the award agreement may apply to SARs and may include continued service, performance and/or other conditions.

●	Restricted shares, restricted CDIs, RSUs, and performance-based awards may be granted pursuant to the 2019 Incentive Plan. Restricted shares and CDIs is an award of non-transferable shares of CDIs, as applicable, that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs represent the right to receive CDIs, shares, cash or other securities or property in the future, at such times, and subject to such conditions as the plan administrator shall determine. Performance-based awards are contractual rights to receive and equity-based, equity-related or cash-based awards in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Stock options, SARs, restricted shares, restricted CDIs and RSUs may constitute performance-based awards. Conditions applicable to restricted shares, restricted CDIs, RSUs and performance-based awards may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In addition, with respect to a share of restricted stock or a restricted CDI, dividends which are paid prior to vesting shall only be paid out to the holder upon the release of restrictions on such share or CDI and, if such share or CDI is forfeited, the grantee shall have no right to dividends.

●	Dividend equivalents may be granted pursuant to the 2019 Incentive Plan. Dividend equivalents represent the right to receive the equivalent value of dividends that would be paid on shares or CDIs covered by such award if such shares or CDIs had been delivered pursuant to such award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payments of such amounts are made as specified in the applicable award agreement.

All awards are subject to the provisions of any claw-back policy implemented by the Company to the extent set forth in the 2019 Incentive Plan and/or in the applicable award agreement. Other than by will or the laws of descent and distribution, awards under the 2019 Incentive Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the plan, the plan administrator may, in its discretion, accept cash, check, or any other form of consideration approved by the Company and permitted by applicable law including a deduction or withholding from any payment or distribution to a grantee.

In the event of a sale of substantially all of the Company’s assets, merger or other change in control, as defined under the 2019 Incentive Plan, unless otherwise set forth in the applicable award agreement, each outstanding award will be treated as the administrator determines, including, but not limited to, settling the awards for an amount of cash or securities, providing for the adoption or substitution of the outstanding award, modifying the terms of such awards to add events, conditions, or circumstances upon which the vesting of such awards, or lapse of restrictions, will accelerate, deem and performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue, accelerate the vesting of awards in full or on a pro-rata basis, the cancellation of the outstanding award if not exercised prior to the change in control on such terms and conditions as it deems appropriate, including providing for the cancellation of such outstanding award for no consideration.

Subject to compliance with applicable law or ASX Listing Rules, the Board may from time to time suspend, discontinue, revise, or amend the plan in any respect whatsoever provided no such amendment shall materially adversely impair the rights of any participant under any outstanding award, without his or her consent. Pursuant to the ASX listing Rules and the Code, certain amendments may require the approval of our stockholders. The 2019 Incentive Plan will automatically terminate in 2029, unless terminated prior to such date.

The 2016 Incentive Plan has not been approved by the Company’s stockholders. In June 2020, the Company’s stockholders approved an increase in the number of shares to be issued under the 2019 Incentive Plan from 10,000,000 to 26,000,000.

40

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

For the years ended December 31, 2018 and 2017, the Company entered into various Simple Agreement for Future Equity (SAFE) agreements with investors in exchange for proceeds of US$30,000 and US$2,316,000, respectively. The SAFE agreements have no maturity date and bear no interest. The agreements provide the rights of the investors to preferred stock in the Company upon an equity financing event as defined in the agreements. The agreements are subject to valuation caps ranging from US$8,000,000 to US$12,000,000 and have conversion discount rates ranging from 15% to 25%. Based on the terms of the SAFE agreements, if there is a liquidity event before the termination of the SAFE agreements, the investors will, at their option, either: 1) receive a cash payment equal to the purchase amount or 2) automatically receive from the Company a number of shares of common stock equal to the purchase amount divided by the liquidity price. In a dissolution event, the SAFE agreement holders will be paid out of remaining assets prior to holders of the Company’s common stock.

On April 10, 2018, the Company issued 19,655,605 shares of A-1 through A-3 preferred stock in exchange for converted SAFE agreements issued in prior years. The exchange of the SAFE agreements resulted in issuance of preferred stock valued at US$2,794,247.

During 2018 the Company issued 49,881,235 of A-4 and A-5 preferred shares in exchange for cash proceeds of US$8,368,386, net of costs to issue.

In July 2020, the Company sold CDIs yielding gross proceeds of US$55,316,546 to institutional investors at a per-CDI price of A$5.30 per share. In August 2020, the Company sold CDIs to its existing CDI holders yielding gross proceeds of US$5,192,310. The costs of the offer were US$2,484,504, resulting in overall net proceeds of US$57,972,752. Ord Minnett Limited acted as sole lead manager, bookrunner and underwriter for the placement of the CDIs.

In connection with the foregoing issuances of securities, the Company relied upon Regulation S of the Securities Act on the basis that none of the offerees in such offerings made outside the United States.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

General description of Common Stock

The following description summarizes certain important terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to this registration statement, and to the applicable provisions of Delaware law, including the Delaware General Corporation Law (the “DGCL”).

Shares — The Company is authorized to issue up to 300,000,000 shares, par value US$0.00001 per share, of common stock.

Voting

At a meeting of the Company, every holder of common stock present in person or by proxy, is entitled to one vote for each share of common stock held on the record date for the meeting on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights, and our preferred stock that may have voting rights that permit its holders to vote with our common stockholders on an as-converted to common stock basis.

Dividends

Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board out of funds legally available for dividend payments.

Rights attaching to Common Stock

Other than existing stockholders who are subject to mandatory escrow agreements whose common stock will be subject to conversion into Common Prime stock upon breach of applicable restrictions, our common stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscriptions rights. There are no redemption or sinking fund provisions applicable to the common stock.

41

Removal of directors — The Company’s bylaws provide that any Director may be removed either with or without cause at a special meeting of stockholders duly called and held for such purpose.

Amendment — The Company’s by-laws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote, but the Company may confer the power to adopt, amend or repeal its bylaws upon its Directors in its certificate of incorporation. The Company’s certificate of incorporation provides that the Board of Directors is expressly authorized to adopt, amend, alter, or repeal the Company’s by-laws.

Size of the Board and Board vacancies — The Company’s by-laws provide that the number of Directors shall consist of not less than one and not more than five Directors affixed from time to time by resolution or vote of the Board of Directors. Any vacancy in the office of a Direct occurring for any reason including any newly created directorships resulting from any increase in the authorized number of Directors, may be filled by a majority of the Directors then in office or by a sole remaining Director. Directors so chosen or elected shall hold office until the next annual meeting of Shareholders or until their respective successors are duly elected and qualified.

Special shareholder meetings — The Company’s by-laws provide that special meetings of our stockholders may be called, according to the applicable law, by the Board, the Chairperson of the Board, the Chief Executive Officer, the President, and the Shareholders of the Company that are entitled to cast not less than ten percent (10%) of the total number of votes entitled to be cast by all stockholders at such meeting.

Requirements for advance notification of shareholder nominations and proposals — The Company’s by-laws establish advance notice procedures with respect to nomination of candidates for election as Directors and other business to be properly brought before an annual stockholder meeting.

No cumulative voting — The DGCL provides that shareholders are denied the right to cumulative votes in the election of Directors unless the Company’s certificate of incorporation providers otherwise. The Company’s certificate of incorporation does not provide for cumulative voting.

Authorized but unissued shares — Subject to the limitation on the issue of securities under the Listing Rules and DGCL, the Company’s authorized but unissued Shares will be available for future issue without stockholder approval. The Company may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation.

Takeovers

As a foreign company registered in Australia, the Company will not be subject to Chapters 6A, 6B and 6C of the Corporations Act dealing with the acquisition of Shares (i.e. substantial holders and takeovers). Provisions of the DGCL, the Company’s certificate of incorporation and the Company’s by-laws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and Directors of the Company. These provisions (summarized below) could discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate, and encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares meets an exception under Delaware law. Such exceptions include the receipt of Board of Directors or Shareholders approval of the business combination in a manner prescribed by the DGCL. A “business combination” can include a merger, asset or share sale or other transaction resulting in financial benefit to an interested shareholder. Generally, an interested shareholder is: (i) a person who beneficially owns, has the right to acquire, or right to control, 15% or more of a corporation’s voting shares; or (ii) is an affiliate or association of the corporation and owned 15% or more of a corporation’s voting shares any time within the three-year period prior to the determination of interested shareholder status. The existence of this provision would be expected to have an anti-takeover effect with respect to transaction not approved in advance by the Board.

42

Rights on liquidation or winding up

In the event of any liquidation, dissolution or winding-up of the Company’s affairs, our stockholders will be entitled to share ratably in the Company’s assets that are remaining after payment or provision for payment of all of the Company’s debts and obligations.

Public Benefit Corporation status

We are incorporated in Delaware as a PBC as a demonstration of our Company’s long-standing commitment to financial education and helping young adults with their approach to personal finances, as well as creating alternative means for consumers to purchase items they need without incurring high-interest finance charges. Our status as a PBC compels the Company’s leadership to manage against the aligned goals of creating a positive impact on the community at large and serving the public good in addition to maximizing profit for shareholders. PBCs are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, PBCs are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the PBC in a manner that balances the pecuniary interests of its stockholders, the best interests of those materially affected by the PBC’s conduct, and the specific public benefit or public benefits identified in the PBC’s certificate of incorporation. PBCs are also required to publicly disclose at least biennially a report that assesses their public benefit performance and may elect in their certificate of incorporation to measure that performance against an objective third-party standard. Sezzle did not elect to measure performance against an objective third-party standard, and we instead expect that our board of directors will measure our benefit performance against the objectives and standards determined appropriate by our board of directors.

When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors may consider, among other factors, whether the objectives and standards:

(i)	adequately assess the effect of our operations upon the interests of our employees, customers, merchants, local communities in which our offices are located, and the local and global environment;

(ii)	are comparable to the objectives and standards created by independent third parties who evaluate the public benefit performance of other PBCs; and

(iii)	are appropriately transparent for public disclosure, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

We do not believe that an investment in a PBC differs materially from an investment in a corporation that is not designated as a PBC. Holders of our common stock will have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a PBC.

Our public benefit, as provided in our Third Amended Certificate of Incorporation, is, “in pursuing any business, trade, or activity which may lawfully be conducted by Sezzle, Sezzle shall promote a specific public benefit of having a material positive effect (or reduction of negative effects) on consumer empowerment, education, and transparency in Sezzle’s local, national, and global communities.” Delaware law provides that the holders of at least two-thirds of our outstanding stock entitled to vote must approve any amendment of our certificate of incorporation to delete or amend the requirements of our public benefit purpose; or any merger or consolidation with an entity that would result in the Company losing its status as a PBC or with an entity that does not contain identical provisions identifying the public benefits of the Company.

Stockholders of the Company owning individually or collectively, as of the date of instituting a derivative suit, at least 2% of the Company’s outstanding shares may maintain a derivative lawsuit to enforce the requirements that the board of directors will manage or direct the business and affairs of the Company in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the Company’s conduct, and the specific public benefits identified in our certificate of incorporation. If the Company’s securities trade on a U.S. national securities exchange, Delaware law provides that stockholders owning at least 2% of the Company’s outstanding shares or US$2 million in market value on the date of instituting a derivative suit may institute such a claim.

43

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s certificate of incorporation and By-laws provide for the indemnification of its Directors, officers, employees, and other agents to the maximum extent permitted by the DGCL. The Company has entered into indemnification agreements with each Director. Under these indemnification agreements, the Company has agreed to indemnify, to the extent permitted by the law, each Director in respect of certain liabilities that the Director may incur as a result of, or by reason of, being or acting as a Director of the Company.

These liabilities included losses or liabilities incurred by the Director to any other person as a director of the Company, including legal expenses to the extent such losses or liabilities relate to actions taken in good faith by the Director and in a manner the Director reasonably believed to be in, or not opposed to, the best interests of the Company and in the case of criminal proceedings where the Director has no reasonable cause to believe that his conduct was unlawful. To the extent that the Company maintains a Directors’ and Officers’ policy of insurance, it must ensure that the directors are covered for the period that they are Directors.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our consolidated financial statements, together with the report of our independent registered public accounting firm, appear on pages F-1 through F-26 of this registration statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Sezzle has no disclosable events relating to changes in its auditors during the two most recent fiscal years or any subsequent interim period, disagreements with the auditors about any of its accounting or financial disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements

Our consolidated financial statements appear at the end of this Form 10. Please see the index to the consolidated financial statements on page F-1.

44

(b)	Exhibits

Exhibit	Description
3.1	Third Amended and Restated Certificate of Incorporation

3.2	Second Amended and Restated Bylaws

10.1	Form of Indemnification Agreement between Company and Directors

10.2	Form of Director Agreement

10.3	Lease Agreement by and between McKesson Building, LLC and Sezzle, Inc. for McKesson Building, LLC, Suite 200, dated November 30, 2019

10.4	Sezzle 2019 Equity Incentive Plan

10.5	Form of Option Agreement under Sezzle 2019 Equity Incentive Plan

10.6	Form of Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement

10.7	Form of Sezzle Equity Incentive Plan Notice of Award for RSUs

10.8	Common Stock Purchase Agreement, dated December 22, 2017, by and between Sezzle, Inc. and Paul Paradis

10.9	Common Stock Purchase Agreement, dated October 13, 2016, by and between Sezzle, Inc. and Paul Paradis

10.10	Common Stock Purchase Agreement, dated May 25, 2016, by and between Sezzle, Inc. and Paul Paradis

10.11	Revolving Credit and Security Agreement dated as of February 10, 2021 among Sezzle Funding SPE II, LLC, lenders party thereto and Goldman Sachs Bank USA.

10.12	Limited Guaranty and Indemnity Agreement dated as of February 10, 2021 by Sezzle Inc. for the benefit of Goldman Sachs Bank USA., in its capacity as administrative agent.

10.13	Pledge and Guaranty Agreement dated as of February 10, 2021 by and between Sezzle Funding SPE II Parent, LLC, and Goldman Sachs Bank USA, in its capacity as administrative agent.

14	Sezzle Code of Conduct

21.1	Subsidiaries of Registrant

23.1	Consent of Baker Tilly US, LLP

45

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SEZZLE INC. (Registrant)

	By:	/s/ Charles Youakim
		Name:	Charles Youakim
Date: April 12, 2021		Title:	Chief Executive Officer

46

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INSERT B

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Sezzle Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sezzle Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2019.

Minneapolis, Minnesota

March 31, 2021

Sezzle Inc. and Subsidiaries

Consolidated Balance Sheets

	As of
US$	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$84,285,383	$34,965,069
Restricted cash, current	4,798,520	1,639,549
Notes receivable, net	80,807,300	25,189,135
Other receivables, net	1,403,306	315,502
Prepaid expenses and other current assets	1,705,919	882,939
Total current assets	173,000,428	62,992,194
Non-Current Assets
Internally developed intangible assets, net	537,046	480,098
Property and equipment, net	375,186	134,400
Right-of-use assets	145,576	867,272
Restricted cash	20,000	20,000
Other assets	32,537	49,171
Total Assets	$174,110,773	$64,543,135

Liabilities and Stockholders’ Equity
Current Liabilities
Merchant accounts payable	$60,933,272	$13,284,544
Lease liabilities	142,743	389,257
Accrued liabilities	6,680,870	1,677,780
Other payables	615,839	267,934
Total current liabilities	68,372,724	15,619,515
Long Term Liabilities
Long term debt	1,470,332	250,000
Lease liabilities	—	500,131
Line of credit, net of unamortized debt issuance costs of $173,773 and $590,827, respectively	39,826,227	20,859,173
Other non-current liabilities	4,483,073	—
Total Liabilities	114,152,356	37,228,819

Stockholders’ Equity
Common stock, $0.00001 par value; 300,000,000 shares authorized; 197,078,709 and 178,931,312 shares issued, respectively; 196,926,674 and 178,931,312 shares outstanding, respectively	1,970	1,789
Additional paid-in capital	112,640,974	47,154,147
Stock subscriptions; 64,000 and no shares subscribed, respectively	(69,440)	—
Treasury stock, at cost; 152,035 and no shares, respectively	(875,232)	—
Accumulated other comprehensive income	494,505	—
Accumulated deficit	(52,234,360)	(19,841,620)
Total Stockholders’ Equity	59,958,417	27,314,316
Total Liabilities and Stockholders’ Equity	$174,110,773	$64,543,135

The accompanying notes are an integral part of these consolidated financial statements.

Sezzle Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	For the years ended
US$	December 31, 2020	December 31, 2019
Income
Sezzle income	$49,659,042	$13,319,218
Account reactivation fee income	9,129,231	2,481,893
Total income	58,788,273	15,801,111

Cost of Income	22,489,626	7,660,276
Gross Profit	36,298,647	8,140,835

Operating Expenses
Selling, general, and administrative expenses	44,643,039	13,156,891
Provision for uncollectible accounts	19,587,918	6,235,820
Total operating expenses	64,230,957	19,392,711

Operating Loss	(27,932,310)	(11,251,876)

Other Income (Expense)
Net interest expense	(4,303,175)	(1,307,143)
Interest expense on beneficial conversion feature	—	(470,268)
Other income and expense, net	(126,291)	(20,085)

Loss before taxes	(32,361,776)	(13,049,372)

Income tax expense	30,964	11,981

Net Loss	(32,392,740)	(13,061,353)

Other Comprehensive Income
Foreign currency translation adjustment	494,505	—

Total Comprehensive Loss	$(31,898,235)	$(13,061,353)

Net losses per share:
Basic and diluted net loss per common share	$(0.17)	$(0.12)
Basic and diluted weighted average shares outstanding	186,842,646	111,576,824

The accompanying notes are an integral part of these consolidated financial statements.

Sezzle Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in	Stock	Treasury Stock,	Accumulated Other Comprehensive	Accumulated
US$	Shares	Amount	Capital	Subscriptions	At Cost	Income	Deficit	Total
Balance at January 1, 2019	59,416,666	$594	$143,713	$—	$—	$—	$(6,016,328)	$(5,872,021)
Equity based compensation	—	—	1,034,578	—	—	—	—	1,034,578
Stock option exercises	882,914	8	37,099	—	—	—	—	37,107
Restricted stock issuances and vesting of awards	407,000	4	132,683	—	—	—	—	132,687
Preferred stock dividend	—	—	—	—	—	—	(763,939)	(763,939)
Conversion of preferred stock to common stock	70,446,291	705	11,925,866	—	—	—	—	11,926,571
Conversion of notes to common stock	12,064,155	121	6,370,877	—	—	—	—	6,370,998
Proceeds of initial public offering, net of issuance costs	35,714,286	357	27,509,331	—	—	—	—	27,509,688
Net loss	—	—	—	—	—	—	(13,061,353)	(13,061,353)
Balance at December 31, 2019	178,931,312	1,789	47,154,147	—	—	—	(19,841,620)	27,314,316
Equity based compensation	—	—	6,528,356	—	—	—	—	6,528,356
Stock option exercises	1,672,476	16	436,190	—	—	—	—	436,206
Restricted stock issuances and vesting of awards	464,736	5	482,483	—	—	—	—	482,488
Stock subscriptions receivable related to stock option exercises	64,000	1	69,439	(69,440)	—	—	—	—
Repurchase of common stock	(152,035)	—	—	—	(875,232)	—	—	(875,232)
Retirement of common stock	(343,750)	(3)	(2,231)	—	—	—	—	(2,234)
Proceeds from issuance of common stock, net of issuance costs	16,289,935	162	57,972,590	—	—	—	—	57,972,752
Foreign currency translation adjustment	—	—	—	—	—	494,505	—	494,505
Net loss	—	—	—	—	—	—	(32,392,740)	(32,392,740)
Balance at December 31, 2020	196,926,674	$1,970	$112,640,974	$(69,440)	$(875,232)	$494,505	$(52,234,360)	$59,958,417

The accompanying notes are an integral part of these consolidated financial statements.

Sezzle Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the years ended
US$	December 31, 2020	December 31, 2019
Operating Activities:
Net loss	$(32,392,740)	$(13,061,353)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	428,374	245,496
Provision for uncollectible notes receivable	19,587,918	6,235,820
Provision for uncollectible other receivables	2,723,853	1,188,201
Equity based compensation and restricted stock vested	7,010,844	1,167,265
Amortization of debt issuance costs	417,054	72,379
Impairment losses on long-lived assets	7,850	15,623
Loss and accrued interest on conversion of convertible notes	—	579,216
Changes in operating assets and liabilities:
Notes receivable	(74,983,119)	(26,494,339)
Other receivables	(3,810,392)	(1,470,923)
Prepaid expenses and other assets	(795,884)	(788,428)
Merchant accounts payable	47,467,731	11,007,664
Other payables	84,962	171,682
Accrued liabilities	9,469,738	1,190,018
Operating leases	(25,050)	22,116
Net Cash Used for Operating Activities	(24,808,861)	(19,919,563)

Investing Activities:
Purchase of property and equipment	(410,896)	(125,885)
Internally developed intangible asset additions	(322,015)	(406,333)
Net Cash Used for Investing Activities	(732,911)	(532,218)

Financing Activities:
Proceeds from issuance of long term debt	1,220,332	5,812,500
Costs incurred for convertible note issuance	—	(25,000)
Proceeds from line of credit	85,650,000	24,200,000
Payments to line of credit	(67,100,000)	(6,950,000)
Proceeds from stock option exercises	436,206	37,107
Payments of debt issuance costs	—	(592,750)
Proceeds from initial public offering	—	30,286,785
Costs incurred for initial public offering	—	(2,777,097)
Retirement of common stock	(2,234)	—
Proceeds from issuance of common stock	60,457,256	—
Costs incurred from issuance of common stock	(2,484,504)	—
Repurchase of common stock	(611,215)	—
Net Cash Provided from Financing Activities	77,565,841	49,991,545

Effect of exchange rate changes on cash	455,216	—
Net increase in cash, cash equivalents, and restricted cash	52,024,069	29,539,764
Cash, cash equivalents, and restricted cash, beginning of year	36,624,618	7,084,854
Cash, cash equivalents, and restricted cash, end of year	$89,103,903	$36,624,618

Noncash investing and financing activities:
Withholding of restricted stock units to cover employee tax withholding	$264,017	$—
Conversion of notes to common stock	—	6,370,998
Conversion of preferred stock to common stock	—	11,926,571
Issuance of preferred stock dividend	—	763,939
Noncash lease liabilities arising from obtaining right-of-use assets	—	872,210

Supplementary disclosures:
Interest paid	3,770,838	1,153,730
Income taxes paid	8,326	—

The accompanying notes are an integral part of these consolidated financial statements.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 1 – PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Sezzle Inc. (the “Company” or “Sezzle”) is a technology-enabled payments company based in the United States with operations in the United States, Canada, and startup operations in India and Europe. The Company is a Delaware Public Benefit Corporation formed on January 4, 2016. The Company offers its payment solution at online stores and a select number of brick-and-mortar retail locations, connecting consumers with merchants via a proprietary payments solution that instantly extends credit at point-of-sale, allowing consumers to purchase and receive the items that they need now while paying over time in interest-free installments.

Merchants turn to Sezzle to increase sales by tapping into Sezzle’s existing user base, increase conversion rates, increase spend per transaction, increase purchase frequency, and reduce return rates, all without bearing any credit risk. Sezzle is a high-growth, networked platform that benefits from a symbiotic and mutually beneficial relationship between merchants and consumers.

The Company’s core product allows consumers to make online purchases and split the payment for the purchase over four equal, interest-free payments over six weeks. The consumer makes the first payment at the time of checkout and makes the subsequent payments every two weeks thereafter. The purchase price, less processing fees, is paid to merchants by Sezzle in advance of the collection of the purchase price installments by Sezzle from the consumer.

The Company is headquartered in Minneapolis, Minnesota.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared and presented under accounting principles generally accepted in the United States of America (U.S. GAAP). All amounts are reported in U.S. dollars, unless otherwise noted. It is the Company’s policy to consolidate the accounts of subsidiaries for which it has a controlling financial interest. The accompanying consolidated financial statements include all the accounts and activity of Sezzle Inc. and Sezzle’s wholly-owned subsidiaries: Sezzle Canada Corp; Sezzle Funding SPE, LLC; Sezzle Holdings I, Inc.; Sezzle Holdings II, Inc.; Sezzle Holdings III B.V.; Sezzle Payments Private Limited; Sezzle FinTech Private Limited; Sezzle Germany GmbH; and Sezzle Lithuania UAB. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentrations of Credit Risk

Cash and Cash Equivalents

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash in depository accounts that, at times, may exceed limits established by the Federal Deposit Insurance Corporation (FDIC) and equivalent foreign institutions. As of the date of this report, the Company has experienced no losses on such accounts.

Foreign Currency Risk

The Company holds funds and settles payments that are denominated in currencies other than US dollars. Changes in foreign currency exchange rates expose the Company to fluctuations on its consolidated balance sheets and statements of operations and comprehensive loss. Currency risk is managed through limits set on total foreign deposits on hand that the Company routinely monitors.

Notes Receivable

The Company is exposed to the risk of credit losses as a result of extending credit to consumers. Changes in economic conditions may result in higher credit losses. The Company has a policy for establishing credit lines for individual consumers that helps mitigate credit risk. The allowance for uncollectible accounts is adequate for covering any potential losses on outstanding notes receivable.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Cash and Cash Equivalents

The Company had cash and cash equivalents of US$84,285,383 and US$34,965,069 as of December 31, 2020 and 2019, respectively. The Company considers all money market funds and other highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company accepts debit and credit cards from consumers as a method to settle its receivables, and these transactions are generally transmitted through third parties. The payments due from the third parties for debit and credit card transactions are generally settled within three days. The Company considers all bank, debit, and credit card transactions initiated before the end of the period to be cash and cash equivalents.

Restricted Cash

The Company is required to maintain cash balances in a bank account in accordance with the lending agreement executed on November 29, 2019 between Sezzle Funding SPE, LLC, Sezzle Inc, and their third party line of credit providers Bastion Consumer Funding II, LLC, Atalaya Asset Income Fund IV LP, and Hudson Cove Credit Opportunity Master Fund, LP (“the Syndicate”). The bank account is the property of Sezzle Funding SPE, LLC, but access to consumer payments is controlled by the Syndicate. On a regular basis, cash received from consumers is deposited to the bank account and subsequently made available to Sezzle through daily settlement reporting with the Syndicate. Cash deposits to the bank account represent cash received from consumers not yet made available to Sezzle, as well as a minimum balance consisting of the sum of US$20,000, accrued interest on the drawn credit facility, and accrued management fees charged by the Syndicate. The Company is also required to maintain a minimum balance of US$25,000 in a deposit account with a third-party service provider to fund notes receivable. The Company has funds on deposit with foreign banking institutions as part of their respective local licensing processes that are restricted until the processes are completed. The amount on deposit within the current restricted bank accounts totaled US$4,798,520 and US$1,639,549 as of December 31, 2020 and 2019, respectively.

As of December 31, 2020 and 2019, the Company was required to maintain a US$20,000 cash balance held in a reserve account to cover Automated Clearing House (ACH) transactions. The cash balance within this account is classified as non-current restricted cash on the consolidated balance sheets.

Receivables and Credit Policy

Notes receivable represent amounts from uncollateralized consumer receivables generated from the purchase of merchandise. The original terms of the notes for the Company’s core product are to be paid back in equal installments every two weeks over a six-week period. The Company does not charge interest on the notes to consumers. Sezzle defers direct note origination costs over the average life of the notes receivable using the effective interest rate method. These net deferred costs are recorded within notes receivable, net on the consolidated balance sheets. Notes receivable are recorded at net realizable value and are recorded as current assets. The Company evaluates the collectability of the balances based on historical performance, current economic conditions, and specific circumstances of individual notes, with an allowance for uncollectible accounts being provided as necessary.

Other receivables represents the net realizable value of consumer account reactivation fees receivable, merchant accounts receivable, and merchant processing fees receivable. Consumer account reactivation fees receivable, less an allowance for uncollectible accounts, represents the amount of account reactivation fees the Company reasonably expects to receive from consumers. Receivables from merchants represent amounts merchants owe Sezzle relating to transactions placed by consumers on their sites.

All notes receivable from consumers, as well as related fees, outstanding greater than 90 days past due are charged off as uncollectible. It is the Company’s practice to continue collection efforts after the charge-off date. Refer to Note 4 and Note 5 for further information about receivable balances, allowances, and charge-off amounts.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Sezzle Income

Sezzle receives its income primarily from fees paid by merchants in exchange for Sezzle’s payment processing services. These fees are applied to the underlying sales to consumers passing through the Company’s platform and are predominantly based on a percentage of the consumer order value plus a fixed fee per transaction. Consumer installment payment plans typically consist of four installments, with the first payment made at the time of purchase and subsequent payments coming due every two weeks thereafter. Additionally, consumers may reschedule their initial installment plan by delaying payment for up to two weeks, for which Sezzle generally earns a rescheduled payment fee. The total of merchant fees and rescheduled payment fees, less note origination costs, are collectively referred to as Sezzle income within the consolidated statements of operations and comprehensive loss.

Sezzle income is initially recorded as a reduction to notes receivable, net within the consolidated balance sheets. Sezzle income is then recognized over the average duration of the note using the effective interest rate method. Total Sezzle income to be recognized over the duration of existing notes receivable outstanding was US$3,458,222 and US$1,049,626 as of December 31, 2020 and 2019, respectively. Total Sezzle income recognized was US$49,659,042 and US$13,319,218 for the years ended December 31, 2020 and 2019, respectively.

Account Reactivation Fee Income

Sezzle also earns income from consumers in the form of account reactivation fees. These fees are generally assessed to consumers who fail to make a timely payment. Sezzle allows a 48-hour waiver period where fees are dismissed if the installment is paid by the consumer. Account reactivation fees are recognized at the time the fee is charged to the consumer, less an allowance for uncollectible amounts. Account reactivation fee income recognized totaled US$9,129,231 and US$2,481,893 for the years ended December 31, 2020 and 2019, respectively.

Debt Issuance Costs

Costs incurred in connection with originating debt have been capitalized and are classified in the consolidated balance sheets as a reduction of the notes payable or line of credit balance to which those costs relate. Debt issuance costs are amortized over the life of the underlying debt obligation utilizing the straight-line method, which approximates the effective interest method. Amortization of debt issuance costs is included within interest expense in the consolidated statements of operations and comprehensive loss.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using either the straight-line or double-declining balance method, based on the useful lives of the assets:

	Years	Method
Computers and computer equipment	3	Double-declining balance
Office equipment	5	Double-declining balance
Furniture and fixtures	7	Straight-line

Maintenance and repairs are expensed as incurred. See Note 2 for further information.

Internally Developed Intangible Assets

The Company capitalizes costs incurred for web development and software developed for internal use. The costs capitalized primarily relate to direct labor costs for employees and contractors working directly on software development and implementation. Projects are eligible for capitalization once it is determined that the project is being designed or modified to meet internal business needs; the project is ready for its intended use; the total estimated costs to be capitalized exceed US$1,000; and there are no plans to market, sell, or lease the project.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Amortization is provided using the straight-line method, based on the useful lives of the intangible assets as follows:

	Years	Method
Internal use software	3	Straight-line
Website development costs	3	Straight-line

See Note 3 for further information.

Research and Development Costs

Research expenditures that relate to the development of new processes, including internally developed software, are expensed as incurred. Such costs were approximately US$490,000 and US$517,000 for the years ended December 31, 2020 and 2019, respectively. Research expenditures are recorded within selling, general, and administrative expenses within the consolidated statements of operations and comprehensive loss.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets, which includes property, equipment, and internally developed intangible assets, for impairment whenever events and circumstances indicate that the assets’ carrying value may not be recoverable from the future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects; the manner in which the asset is used; and the effects of obsolescence, demand, competition, and other economic factors. Impairment losses for the years ended December 31, 2020 and 2019 totaled US$7,850 and US$15,623, respectively.

As of December 31, 2020 and 2019, the Company had not renewed or extended the initial determined life for any of its recognized internally developed intangible assets.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, and accrued liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A full valuation allowance is recorded against the Company’s deferred tax assets as of December 31, 2020 and 2019.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2020 and 2019, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. Refer to Note 8 for more information.

Advertising Costs

Advertising costs are expensed as incurred and consist of traditional marketing, digital marketing, sponsorships, and promotional product expenses. Such costs were US$3,883,936 and US$368,235 for the years ended December 31, 2020 and 2019, respectively.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Equity Based Compensation

The Company maintains stock compensation plans that offer incentives in the form of non-statutory stock options and restricted stock to employees, directors, and advisors of the Company. Equity based compensation expense reflects the fair value of awards measured at the grant date and recognized over the relevant vesting period. The Company estimates the fair value of stock options without a market condition on the measurement date using the Black-Scholes option valuation model. The fair value of stock options with a market condition is estimated, at the date of grant, using the Monte Carlo Simulation model. The Black-Scholes and Monte Carlo Simulation models incorporate assumptions about stock price volatility, the expected life of the options, risk-free interest rate, and dividend yield. For valuing the Company’s stock option grants, significant judgment is required for determining the expected volatility of the Company’s common stock and is based on the historical volatility of both its common stock and its defined peer group. The fair value of restricted stock awards and restricted stock units is based on the fair market value of the Company’s common stock on the date of grant. The expense associated with equity based compensation is recognized over the requisite service period using the straight-line method. The Company issues new shares upon the exercise of stock options and vesting of restricted stock units. Refer to Note 14 and Note 16 for further information around the Company’s equity based compensation plans.

Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The Company’s estimates and judgments are based on historical experience and various other assumptions that it believes are reasonable under the circumstances. The amount of assets and liabilities reported on the Company’s consolidated balance sheets and the amounts of income and expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, determining the allowance for uncollectible accounts recorded against outstanding receivables, the useful life of property and equipment and internally developed intangible assets, determining impairment of property and equipment and internally developed intangible assets, valuation of equity based compensation, leases, and income taxes.

Fair Value

Fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e. an exit price). The accounting guidance includes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are as follows:

●	Level 1 — Unadjusted quoted prices for identical assets or liabilities in active markets;

●	Level 2 — Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly for substantially the full term of the asset or liability; and

●	Level 3 — Unobservable inputs for the asset or liability, which include management’s own assumption about the assumptions market participants would use in pricing the asset or liability, including assumptions about risk.

The Company measures the value of its money market securities on a regular basis. The fair value of its money market securities was US$9,996,155 and US$7,282,946 as of December 31, 2020 and 2019, respectively, and are Level 1 on the fair value hierarchy. The cost of these securities equate to their fair values.

Cost of Income and Selling, General, and Administrative Expenses

The primary costs classified in each major expense category are:

Cost of Income:

●	Payment processing costs

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

●	Consumer communication expenses

●	Merchant affiliate program fees

●	International payment processing costs

●	Partner revenue share fees

Selling, general, and administrative expenses:

●	All compensation related costs for employees and contractors

●	Third-party service provider costs

●	Depreciation and amortization

●	Advertising costs

●	Rent expense

●	Legal and regulatory compliance costs

Segments

The Company’s operations consist primarily of lending to consumers located in the United States who purchase goods from its affiliated merchants. During the year ended December 31, 2019, the Company began operations in Canada. Additionally, during the year ended December 31, 2020, Sezzle began operations in India. While distinct geographic locations, the operations in both countries are still in an early growth stage. As of December 31, 2020, management has not found any significant difference in the economic performance of each operating segment; therefore, management has concluded that the Company has one reportable segment on a consolidated basis.

Foreign Currency Exchange Gains (Losses)

Sezzle works with international merchants, creating exposure to gains and losses from foreign currency exchanges. Sezzle’s income and cash can be affected by movements in the Canadian Dollar, Euro, and Indian Rupee. Sezzle has transactional currency exposures arising from merchant fees and payouts to Canadian and Indian merchant partners. Gains (losses) from foreign exchange rate fluctuations that affect Sezzle’s net gain (loss) totaled (US$125,292) and US$20,729 for the years ended December 31, 2020 and 2019, respectively. Foreign currency exchange gains and losses are recorded within other income and expenses on the consolidated statements of operations and comprehensive loss.

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. Under ASC 830, if the assets and liabilities of the Company are recorded in certain non-U.S. functional currencies other than the U.S. dollar, they are translated at current rates of exchange. Revenue and expense items are translated at the average monthly exchange rates. The resulting translation adjustments are recorded directly into accumulated other comprehensive income.

Reclassifications

Certain amounts in the 2019 consolidated financial statements have been reclassified to conform with the 2020 presentation format. These classifications had no effect on operating loss or net loss.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” which requires reporting entities estimate credit losses expected to occur over the life of the asset. Expected losses will be recorded in current period earnings and recorded through an allowance for credit losses on the consolidated balance sheet. During November 2018, April 2019, May 2019, October 2019 and November 2019, the FASB also issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; ASU No. 2019-05 “Targeted Transition Relief”; ASU No. 2019-10 “Financial Instruments—Credit Losses (Topic 326): Effective Dates”; and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU No. 2018-19 clarifies the effective date for nonpublic entities and that receivables arising from operating leases are not within the scope of Subtopic 326-20, ASUs Nos. 2019-04 and 2019-05 amend the transition guidance provided in ASU No. 2016-13, ASU No.2019-10 delayed the effective date for applying this standard and ASU No. 2019-11 amends ASU No. 2016-13 to clarify, correct errors in, or improve the guidance. ASU No. 2016-13 (as amended) is effective for annual periods and interim periods within those annual periods beginning after December 15, 2022. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. Sezzle plans to adopt this standard beginning January 1, 2023 and is currently evaluating the impact of the standard on its consolidated financial statements.

During August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” ASU No. 2018-13 modifies the disclosure requirements for fair value measurements in Topic 820, Fair Value Measurement. The amendments are based on the concepts in the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, which the Board finalized on August 28, 2018. Sezzle adopted this standard beginning January 1, 2020 with no material impact to the consolidated financial statements for the year ended December 31, 2020.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40)” which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal use software license. Sezzle adopted this standard beginning January 1, 2020 with no impact to the consolidated financial statements for the year ended December 31, 2020.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” which requires franchise taxes calculated based on income are included in income tax expense. To the extent that the franchise taxes not based on income exceed the franchise taxes based on income, the excess is recorded outside of income tax expense. ASU No. 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 for public entities. Sezzle plans to adopt this standard beginning January 1, 2021 and does not expect adoption to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedients and exceptions if certain criteria are met when accounting for contracts or other transactions that reference LIBOR. Application of the guidance is optional until December 31, 2022 and varies based on the practical expedients elected. The Company has not elected any expedients to date and is currently evaluating any potential future impacts on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” which simplifies the accounting for convertible debt by eliminating the beneficial conversion feature and cash conversion feature models from the guidance and instead requires entities to record convertible debt at amortized cost. Application of the guidance is optional starting in fiscal years beginning after December 15, 2020 and required for public entities after December 15, 2021. The Company is not expecting this standard to have any potential future impacts on the Company’s consolidated financial statements.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 2 – PROPERTY AND EQUIPMENT

As of December 31, property and equipment, net, consists of the following:

US$	2020	2019
Computer and office equipment	$636,950	$225,186
Furniture and fixtures	28,393	28,394
Property and equipment, gross	665,343	253,580
Less accumulated depreciation	(290,157)	(119,180)
Property and equipment, net	$375,186	$134,400

Depreciation expense relating to property and equipment was US$170,949 and US$74,151 for the years ended December 31, 2020 and 2019, respectively, and is recorded within selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss.

NOTE 3 – INTERNALLY DEVELOPED INTANGIBLE ASSETS

As of December 31, internally developed intangible assets, net, consists of the following:

US$	2020	2019
Internal use software and website development costs	$825,018	$682,848
Works in process	109,155	13,672
Internally developed intangible assets, gross	934,173	696,520
Less accumulated amortization	(397,127)	(216,422)
Internally developed intangible assets, net	$537,046	$480,098

Amortization expense relating to internally developed intangible assets was US$257,425 and US$171,345 for the years ended December 31, 2020 and 2019, respectively, and is recorded within selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss.

NOTE 4 – NOTES RECEIVABLE

As of December 31, Sezzle’s notes receivable, related allowance for uncollectible accounts, and deferred net origination fees are recorded within the consolidated balance sheets as follows:

US$	2020	2019
Notes receivable, gross	$95,398,668	$29,700,598
Less allowance for uncollectible accounts:
Balance at start of period	(3,461,837)	(645,332)
Provision	(19,587,918)	(6,235,820)
Charge-offs, net of recoveries	11,916,609	3,419,315
Total allowance for uncollectible accounts	(11,133,146)	(3,461,837)
Notes receivable, net of allowance	84,265,522	26,238,761
Deferred origination fees, net of costs	(3,458,222)	(1,049,626)
Notes receivable, net	$80,807,300	$25,189,135

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Sezzle maintains an allowance for uncollectible accounts at a level necessary to absorb estimated probable losses on principal and reschedule fee receivables from consumers. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance for doubtful accounts through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. Included in charge-offs, net of recoveries, are recoveries of US$648,799 and US$170,231 for the years ended December 31, 2020 and 2019, respectively.

Sezzle uses its judgment to evaluate the allowance for uncollectible accounts based on current economic conditions and historical performance of consumer payments. The historical vintages are grouped into monthly populations for purposes of the allowance assessment. The balances of historical cumulative charge-offs by vintage support the calculation for estimating the allowance for uncollectible accounts for vintages outstanding less than 90 days.

Deferred origination fees, net of costs are comprised of unrecognized merchant fees and consumer reschedule fees net of direct note origination costs, which are recognized over the duration of the note with the consumer and are recorded as an offset to Sezzle income on the consolidated statements of operations and comprehensive loss.

Sezzle estimates the allowance for uncollectible accounts by segmenting consumer accounts receivable by the number of days balances are delinquent. Balances that are at least one day past the initial due date are considered delinquent. Balances that are not delinquent are considered current. Consumer notes receivable are charged-off following the passage of 90 days without receiving a qualifying payment, upon notice of bankruptcy, or death. Consumers are allowed to reschedule a payment one time without incurring a reschedule fee and the principal of a rescheduled payment is not considered to be delinquent. If consumers reschedule a payment more than once in the same order cycle they are subject to a reschedule fee. Alternatively, account reactivation fees are applied to any missed payments for which an consumer did not reschedule within 48 hours of the original payment date. Any account reactivation fees associated with a delinquent payment are considered to be the same number of days delinquent as the principal payment.

The following table summarizes Sezzle’s gross notes receivable and related allowance for uncollectible accounts as of December 31, 2020 and 2019:

	2020			2019
	Gross Receivables	Less Allowance	Net Receivables	Gross Receivables	Less Allowance	Net Receivables
	US$	US$	US$	US$	US$	US$
Current	$79,673,073	$(2,692,254)	$76,980,819	$25,695,723	$(1,014,888)	$24,680,835
Days past due:
1–28	9,574,902	(3,616,327)	5,958,575	2,251,591	(923,396)	1,328,195
29–56	3,576,255	(2,646,627)	929,628	919,177	(719,910)	199,267
57–90	2,574,438	(2,177,938)	396,500	834,107	(803,643)	30,464
Total	$95,398,668	$(11,133,146)	$84,265,522	$29,700,598	$(3,461,837)	$26,238,761

Principal payments recovered after the 90 day charge-off period are recognized as a reduction to the allowance for uncollectible accounts in the period the receivable is recovered.

NOTE 5 – OTHER RECEIVABLES

As of December 31, the balance of other receivables, net, on the consolidated balance sheets is comprised of the following:

US$	2020	2019
Account reactivation fees receivable, net	804,060	307,334
Receivables from merchants	599,246	8,168
Other receivables, net	$1,403,306	$315,502

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

As of December 31, Sezzle’s account reactivation fees receivable and related allowance for uncollectible accounts are recorded within the consolidated balance sheets as follows:

US$	2020	2019
Account reactivation fees receivable, gross	1,875,648	790,852
Less allowance for uncollectible accounts:
Balance at start of period	(483,518)	(62,430)
Provision	(2,347,733)	(945,320)
Charge-offs, net of recoveries	1,759,663	524,232
Total allowance for uncollectible accounts	(1,071,588)	(483,518)
Account reactivation fees receivable, net	$804,060	$307,334

Sezzle maintains the allowance at a level necessary to absorb estimated probable losses on consumer account reactivation fee receivables. Any amounts delinquent after 90 days are charged-off with an offsetting reversal of the allowance for doubtful accounts through the provision for uncollectible accounts. Additionally, amounts identified as no longer collectible—such as when a consumer becomes deceased or bankrupt—are charged off immediately. Included in charge-offs, net of recoveries, are recoveries of US$71,110 and US$14,965 for the years ended December 31, 2020 and 2019, respectively.

Receivables from merchants primarily represent merchant fees charged, not yet paid to the Company as of year end. Additionally, during the years ended December 31, 2020 and 2019, the Company recorded direct write-downs of US$376,120 and US$242,881 for uncollectible receivables from merchants against the provision for uncollectible other receivables.

NOTE 6 – LEASES

The Company holds operating leases for its corporate office spaces in the United States and Canada. Total lease expense incurred for the years ended December 31, 2020 and 2019 was US$513,248 and US$348,246, respectively. Lease expense is recognized within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. Additionally, total cash paid for rent was US$558,631 and US$350,722 for the years ended December 31, 2020 and 2019, respectively.

Right-of-use assets and lease liabilities are recognized as of the commencement date based on the present value of the remaining lease payments over the lease term which include renewal periods that the Company is reasonably certain to exercise. Right-of-use assets and lease liabilities are recorded within current assets and current liabilities, respectively, on the consolidated balance sheets.

The expected maturity of the Company’s operating leases as of December 31, 2020 is as follows:

US$
2021	$144,584
Less interest	(1,841)
Present value of lease liabilities	$142,743

The weighted average remaining term of the Company’s operating leases is 0.49 years. During the year ended December 31, 2020, the Company revised the estimated lease term for its corporate headquarters and terminated two other leases, resulting in a reduction in the Company’s right-of-use asset and lease liability. The weighted average discount rate of all operating leases is 4.75%. As of December 31, 2020, Sezzle has not entered into any lease agreements that contain residual value guarantees or financial covenants.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company has entered into several agreements with third-parties in which Sezzle will reimburse the third-parties for co-branded marketing and advertising costs. For the years ended December 31, 2020 and 2019, the Company entered into agreements that stipulate that Sezzle will commit to spend up to US$2,906,500 and US$1,085,000 in marketing and advertising spend. Absent a termination of the noted agreements, the Company is committed to spend up to an additional US$500,000 on an annual basis in future years. Sezzle had approximately US$211,000 and US$495,000 recorded as a prepaid expense in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Expenses incurred relating to these agreements totaled US$3,220,959 and US$34,760 for the years ended December 31, 2020 and 2019, respectively. These expenses are included within selling, general, and administrative expenses in the consolidated statements of operations and comprehensive loss.

NOTE 8 – INCOME TAXES

The income tax expense components for the years ended December 31, 2020 and 2019 are as follows:

US$	2020	2019
Current tax expense
Federal	—	—
Foreign	—	—
State	30,964	11,981
Deferred tax expense
Federal	—	—
Foreign	—	—
State	—	—
Income tax expense	$30,964	$11,981

A reconciliation of the Company’s provision for income taxes at the federal statutory rate to the reported income tax provision for the years ended December 31, 2020 and 2019 is as follows:

	2020	2019
Computed “expected” tax benefit	(21.0)%	(21.0)%
State income tax benefit, net of federal tax effect	(1.7)	—
Nondeductible equity-based compensation	0.1	1.6
Nondeductible interest expense on beneficial conversion feature	—	0.8
Other permanent differences	—	0.7
Change in valuation allowance	23.4	19.1
Foreign rate differentials and other	(0.7)	(1.1)
Income tax expense (benefit)	0.1%	0.1%

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

The components of the net deferred tax assets and liabilities as of December 31, 2020 and December 31, 2019 are as follows:

US$	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$5,849,989	$2,686,878
Allowance for uncollectible accounts	2,822,803	861,239
Equity based compensation	773,546	42,384
Depreciation and amortization	—	7,482
Lease liability	31,855	184,788
Startup costs	10,857	11,488
Accruals	1,722,143	45,421
Other	144,194	539
Total net deferred tax assets:	11,355,387	3,840,219
Valuation allowance	(11,227,262)	(3,660,295)
Deferred tax liabilities:
Depreciation and amortization	(93,439)	—
Equity based compensation	(1,664)	—
Right-of-use asset	(33,022)	(179,924)
Total net deferred tax liabilities:	(128,125)	(179,924)

Net deferred tax asset/(liability):	$—	$—

As of December 31, 2020, the Company has federal, state and foreign net operating loss carryforwards of approximately US$23,303,218, US$5,790,498, and US$2,047,797 respectively. The federal net operating loss carryforwards that originated after 2017 have an indefinite life and may be used to offset 80% of a future year’s taxable income. The federal net operating loss carryforwards that originated prior to 2018 have expiration dates between 2036 and 2037. The state net operating losses will carryforward for between 15-20 years and begin to expire in 2031.

The Company’s ability to utilize a portion of its net operating loss carryforwards to offset future taxable income is subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in the equity ownership of the Company. An ownership change under Section 382 has not been determined at this time.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth.

On the basis of this evaluation, as of December 31, 2020, a valuation allowance of US$11,227,262 has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. The change in valuation allowance was approximately US$7,567,000 and US$2,495,000 for the years ended December 31, 2020 and 2019, respectively.

The Tax Cuts and Jobs Act, signed into U.S. legislation on December 22, 2017, introduced a new Global Intangible Low-Taxed Income (“GILTI”) provision. Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either 1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period cost when incurred, or 2) factoring such amounts into the Company’s measurement of its deferred taxes. GILTI depends not only on the Company’s current structure and estimated future income, but also on intent and ability to modify the structure or business. The Company has chosen to treat GILTI as a current-period cost when incurred.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

In November 2018, US Treasury issued proposed regulations for the new section 163(j), which generally limits business interest deductions to 30% of adjusted taxable income (“ATI”). Any disallowed business interest can be carried forward on an indefinite basis. The March 2020 Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) increased the limitation to 50% of adjusted taxable income. For the year ended December 31, 2020, the Company was not subject to the business interest limitation.

Management’s intention is to reinvest foreign earnings into the Company’s foreign operations. To date, Sezzle’s various foreign subsidiaries do not have any earnings.

NOTE 9 – STOCKHOLDERS’ EQUITY

Preferred Stock Dividend

On June 23, 2019, the Board of Directors declared and issued a preferred stock dividend of 909,451 shares of Series A preferred shares to existing to preferred stockholders, valued at US$763,939. The preferred stock dividend was subject to the same rights as all other series of preferred stock. All preferred stock converted to common stock in July 2019 in conjunction with the Company’s initial public offering on the Australian Securities Exchange (ASX).

Conversion of Preferred Stock to Common Stock

On July 24, 2019, the Company restructured its share capital in anticipation of listing on the ASX. Each share of Series A preferred stock was converted into common stock. The Company issued 70,446,291 common shares upon conversion of 70,446,291 Series A preferred stock, converted on a 1:1 basis in accordance with the terms of the preferred stock agreements.

Conversion of Convertible Notes to Common Stock

On July 24, 2019, the Company issued 12,064,155 common shares following the conversion of the US$5,812,500 of convertible notes outstanding, along with accrued interest, at a conversion price of US$0.49 per common share. Refer to Note 13 for further information on the convertible note issuance.

Initial Public Offering of Common Stock

On July 29, 2019, the Company listed on the ASX. The initial public offer of 35,714,286 CHESS Depository Interests (CDIs) over shares of common stock (one CDI equates to one common share) were offered at an issuance price of A$1.22 (approximately US$0.84) per CDI to raise approximately A$43.6 million (US$30,286,785) Total costs of the offer incurred during the year ended December 31, 2019 totaled US$2,777,097, resulting in overall net proceeds of US$27,509,688.

Repurchase and Retirement of Common Stock

On June 3, 2020, the Company repurchased 343,750 common shares from an existing stockholder. The purchase was made at the original cost basis, totaling US$2,234, and is recorded as a reduction in common stock and additional paid-in capital within the consolidated statements of stockholders’ equity as of December 31, 2020. The repurchased shares were retired upon purchase by the Company.

Sezzle retains a portion of vested restricted stock units to cover withholding taxes for employees. For the year ended December 31, 2020, Sezzle withheld 152,035 shares at a value of US$875,232. Sezzle recognizes this amount as treasury stock, reported within the consolidated balance sheets at cost as a reduction to stockholders’ equity.

Issuance of Common Stock

On July 15, 2020, Sezzle raised US$55,316,546 of proceeds via an institutional placement. On August 10, 2020, the Company raised an additional US$5,140,710 of proceeds via a Securities Purchase Plan offered to existing investors. In exchange for the capital raise, Sezzle issued 16,289,935 Chess Depository Interests (CDIs) at a price of A$5.30 (approximately US$3.82) per CDI. The issued CDIs are equivalent to common shares on a 1:1 basis. The total costs of the capital raise were US$2,484,504, resulting in overall net proceeds of US$57,972,752.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 10 – EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution 401(k) plan for eligible U.S. employees. Plan assets are held separately from those of the Company in funds under the control of a third-party trustee. Participants in the plan may elect to defer a portion of their eligible compensation, on a pre- or post-tax basis, subject to annual statutory contribution limits. The Company does not offer matching contributions. There have been no Company contributions made to the plan through December 31, 2020.

NOTE 11 – REVOLVING LINE OF CREDIT

On November 14, 2018, Sezzle Funding SPE, LLC and Sezzle Inc. entered into an agreement with Bastion Consumer Funding II, LLC (“Bastion”) that provided for a credit facility of US$30,000,000. On November 29, 2019, Sezzle Funding SPE, LLC, Sezzle Inc. and Bastion amended and restated the original agreement and entered into a new Loan and Security Agreement (the “Loan Agreement”) with Bastion, Atalaya Asset Income Fund IV LP, and Hudson Cove Credit Opportunity Master Fund, LP (the “Syndicate”) for a credit facility of US$100,000,000 with a maturity date of May 29, 2022.

The Company had an outstanding revolving line of credit balance of US$40,000,000 and US$21,450,000 as of December 31, 2020 and 2019, respectively, recorded within line of credit, net as a non-current liability on the consolidated balance sheets. The new line of credit agreement bears interest at a floating per annum rate equal to the 3-month LIBOR + 7.75% (minimum 9.50%) on the US$100,000,000 (9.50% as of December 31, 2020). Beginning May 27, 2020, any daily unused amounts incur a facility fee due to the Syndicate from Sezzle at a rate of .50% per annum.

Under the Loan Agreement, interest on borrowings is due monthly and all borrowings are due at maturity. Borrowings subsequent to May 1, 2019 are based on 90% of eligible notes receivable from both the United States and Canada, defined as past due balances outstanding less than 30 days originating from the United States. For the years ended December 31, 2020 and 2019, interest expense relating to the utilization of the line of credit was US$2,238,740 and US$908,309, respectively. As of December 31, 2020 and 2019, Sezzle had pledged US$70,989,536 and US$23,757,188, respectively, of its notes receivable to Sezzle Funding SPE, LLC.

The Company’s obligations under the Loan Agreement are secured by its consumer notes receivable. The collateral does not include the Company’s intellectual property, but the Company has agreed not to encumber its intellectual property without the consent of the Syndicate.

The Company must maintain a drawdown from the credit facility of at least US$20,000,000 beginning November 29, 2019 and of at least US$40,000,000 beginning November 29, 2020. Sezzle will pay a termination fee and make-whole fee to the Syndicate in the event of early termination. Fees differ based on termination timing differences.

For the years ended December 31, 2020 and 2019, amortization expense recorded for debt issuance costs on the line of credit totaled US$417,054 and US$68,098, respectively. Total cumulative cash payments to date for debt issuance costs were US$663,649 as of December 31, 2020 and 2019.

NOTE 12 – LONG TERM DEBT

Minnesota Department of Employment and Economic Development Loan

On July 26, 2018, the Minnesota Department of Employment and Economic Development (DEED) funded a US$250,000 seven-year interest-free loan due in June 2025 to Sezzle under the State Small Business Credit Initiative Act of 2010 (the Act). The Act was created for additional funds to be allocated and dispersed by states that have created programs to increase the amount of capital made available by private lenders to small businesses. The loan proceeds are used for business purposes, primarily start-up costs and working capital needs. The loan may be prepaid in whole or in part at any time without penalty. If more than fifty percent of the ownership interest in Sezzle is transferred during the term of the loan, the loan will be required to be paid in full, along with a penalty in the amount of thirty percent of the original loan amount.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds in the amount of US$1,220,332 under the U.S. Small Business Administration’s Paycheck Protection Program (PPP). The PPP, established as part of the CARES Act, provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. PPP loans are uncollateralized and guaranteed by the SBA, and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, the PPP loan terms do not include prepayment penalties.

The Company met the PPP’s loan forgiveness requirements, and therefore, applied for forgiveness as of December 31, 2020. When legal release is received, the Company will record the amount forgiven as forgiveness income within the other income (expense) section of its consolidated statements of operations and comprehensive loss. If any portion of the Company’s PPP loan is not forgiven, the Company will be required to repay that portion, plus unpaid interest, on April 14, 2022. Additionally, the Company will be required to make semiannual payments of all accrued, unpaid interest, with the repayment term beginning at the time that the SBA remits the amount forgiven to the Company’s lender. The Company has not received legal release from the SBA to date. As of December 31, 2020, the Company has accrued US$8,526 of interest expense for this note.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

NOTE 13 – CONVERTIBLE NOTES

On March 29, 2019, the Company issued US$5,662,500 of convertible notes to a group of investors. The promissory notes had a stated maturity date of March 29, 2021 and paid an annual interest rate of 4% on the unpaid principal balance through June 30, 2019. Subsequent to June 30, 2019, the notes paid an annual interest rate of 8% on the unpaid principal balance. The notes were issued at a US$25,000 discount, comprising of debt issuance costs, which is amortized over the life of the convertible notes. Any unamortized discount is expensed upon the conversion of the notes. Amortization of the discount totaled US$25,000 for the year ended December 31, 2019 and is recorded within interest expense within the consolidated statements of operations and comprehensive loss.

Additionally, the notes carried a conversion feature whereby they would automatically convert upon either (a) a change in control of the Company; (b) a reorganization, merger, or consolidation of the Company; (c) the sale of the Company’s assets; or (d) an initial public offering of the Company’s common stock. The notes also would have converted in the event the Company consummated an equity financing arrangement with an aggregate sales price of no less than US$10,000,000. Upon the occurrence of one of the aforementioned events, the notes would have converted into 80% of the price per share value of common stock applicable at the time of the event. The notes also carried an optional conversion feature whereby the notes may convert into common stock.

On June 6, 2019, the Company issued two separate convertible notes totaling US$150,000. The promissory notes had a stated maturity date of June 6, 2021 with the option of individual 1-year renewable periods for up to 5 years should no conversion event occur. The notes paid an annual interest rate of 10% on the unpaid principal balance through June 6, 2021.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

The first convertible note of US$75,000 carried a conversion feature where it would automatically convert upon either (a) a change in control of the Company; (b) a reorganization, merger, or consolidation of the Company; (c) the sale of the Company’s assets; or (d) an initial public offering of the Company’s common stock (or a security representing common stock). The note also would have converted in the event the Company consummated an equity financing arrangement with an aggregate sales price of no less than US$500,000. Upon the occurrence of one of the aforementioned events, the note would convert into 80% of the price per share value of common stock applicable at the time of the event. The note also carried an optional conversion feature whereby the note may convert into common stock.

The second convertible note of US$75,000 carried a conversion feature where it would automatically convert upon either (a) a change in control of the Company; (b) a reorganization, merger, or consolidation of the Company; (c) the sale of the Company’s assets; or (d) an initial public offering of the Company’s common stock (or a security representing common stock). The note also would have converted in the event the Company consummated an equity financing arrangement with an aggregate sales price of no less than US$500,000. Upon the occurrence of one of the aforementioned events, the note would convert into 80% of the price per share value of common stock applicable at the time of the event. The note also carried an optional conversion feature whereby the note may convert into common stock.

The contingent conversion features of the notes issued on March 29, 2019 and June 6, 2019 were triggered on July 24, 2019 as a result of the Company’s initial public offering of common stock on the ASX. The total non-cash impact of the beneficial conversion feature was US$579,216, comprised of US$470,268 of expense incurred on the date of conversion, and accumulated interest incurred on the convertible notes of US$88,229. The impacts of the conversion are recorded within interest expense on beneficial conversion feature and interest expense, respectively, in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

NOTE 14 – EQUITY BASED COMPENSATION

The Company issues incentive and non-qualified stock options, restricted stock units, and restricted stock awards to employees and non-employees with vesting requirements varying from six months to four years (the typical vesting is a one-year cliff vesting and monthly vesting after the first year of service). The Company utilizes the Black-Scholes model for valuing stock option issuances and the grant date fair value for valuing the restricted stock issuances.

Equity based compensation expense, including vesting of restricted stock units, totaled US$7,010,844 and US$1,167,265 for the years ended December 31, 2020 and 2019, respectively. Equity based compensation expense is recorded within selling, general, and administrative expenses within the consolidated statements of operations and comprehensive loss.

2016 Employee Stock Option Plan

The Company adopted the 2016 Employee Stock-Option Plan on January 16, 2016. The number of options authorized for issuance under the plan is 10,000,000. The Company had 6,844,170 and 8,336,253 options issued and outstanding under the plan as of December 31, 2020 and 2019, respectively. Additionally, the Company had 155,556 and 350,000 of restricted stock awards issued and outstanding as of December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, 1,344,145 and 882,914 options were exercised into 1,344,145 and 882,914 shares of common stock, respectively.

2019 Equity Incentive Plan

The Company adopted the 2019 Equity Incentive Plan on June 25, 2019. The number of options authorized for issuance under the plan is 26,000,000. The Company had 17,671,374 and 8,716,250 options issued and outstanding as of December 31, 2020 and 2019, respectively; and 2,680,259 and 557,000 restricted stock units issued and outstanding as of December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, 392,331 options were exercised into 392,331 shares of common stock.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

The following tables summarize the options issued, outstanding, and exercisable as of December 31, 2020 and 2019:

	For the year ended December 31, 2020
	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life
Outstanding, beginning of year	17,052,503	$0.624	$14,895,996	—
Granted	10,105,163	0.826	—	—
Exercised	(1,736,476)	0.305	5,917,834	—
Canceled	(905,646)	0.096	—	—
Outstanding, end of year	24,515,544	1.343	84,731,639	8.65
Exercisable, end of year	7,064,077	0.522	29,883,424	8.04
Expected to vest, end of year	17,451,467	$1.675	$54,848,215	8.90

	For the year ended December 31, 2019
	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Life
Outstanding, beginning of year	7,430,000	$0.044	$1,307,849	—
Granted	11,971,250	0.891	—	—
Exercised	(882,914)	0.042	1,108,483	—
Canceled	(1,465,833)	0.215	—	—
Outstanding, end of year	17,052,503	0.624	14,895,996	9.18
Exercisable, end of year	3,396,325	0.071	4,731,629	8.40
Expected to vest, end of year	13,656,178	$0.762	$10,164,367	9.37

The following table represents the assumptions used for estimating the fair values of stock options granted to employees, contractors, and non-employees of the Company under the Black-Scholes method. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the grant date:

	2020	2019
Risk-free interest rate	0.37% – 0.56%	1.59% – 2.61%
Expected volatility	91.30% – 93.83%	65.00% – 82.88%
Expected life (in years)	6.00	6.00
Weighted average estimated fair value of options granted	$2.23	$0.66

The following table represents the assumptions used for estimating the fair values of stock options granted to executives under the Long Term Incentive Plan (LTIP) of the Company under the Monte Carlo Simulation valuation model. Refer to Note 16 for further information around the Company’s LTIP plan. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the grant date:

	2020	2019
Risk-free interest rate	0.68%	—
Expected volatility	93.0%	—
Expected life (in years)	6.1	—
Weighted average estimated fair value of options granted	$0.64	—

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

Restricted stock award and restricted stock unit transactions during the years ended December 31, 2020 and 2019, respectively, are summarized as follows:

	Number of Shares	Weighted Average Grant Date Fair Value US$
Unvested shares, January 1, 2020	772,222	$1.12
Granted	2,659,094	3.48
Vested	(581,402)	1.02
Forfeited or surrendered	(16,171)	1.35
Unvested shares, December 31, 2020	2,833,743	$3.37

	Number of Shares	Weighted Average Grant Date Fair Value US$
Unvested shares, January 1, 2019	—	$—
Granted	907,000	1.15
Vested	(134,778)	0.95
Forfeited or surrendered	—	—
Unvested shares, December 31, 2019	772,222	$1.13

During the year ended December 31, 2020, employees and non-employees received restricted stock units totaling 2,659,094. Vesting of restricted stock units and restricted stock awards totaled 464,736 and 116,666, respectively. The shares underlying the restricted stock units granted in 2020 were assigned a weighted average fair value of US$3.48 per share, for a total value of US$9,250,511. The restricted stock issuances are scheduled to vest over a range of one to four years.

For the year ended December 31, 2019, employees and non-employees received restricted stock grants totaling 907,000 shares, inclusive of 557,000 restricted stock units and 350,000 restricted stock awards. Vesting of restricted stock units and restricted stock awards are totaled 57,000 and 77,778, respectively. The shares underlying the awards were assigned a weighted average fair value of US$1.15 per share, for a total value of US$1,043,050. The restricted stock issuances are scheduled to vest over a range of three to four years.

As of December 31, 2020, the total compensation cost related to non-vested awards not yet recognized is US$23,912,268 and is expected to be recognized over the weighted average remaining recognition period of approximately 3.1 years.

As of December 31, 2019, the total compensation cost related to non-vested awards not yet recognized is US$8,160,309 and is expected to be recognized over the weighted average remaining recognition period of approximately 3.6 years.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 15 – MERCHANT INTEREST PROGRAM

Sezzle offers its merchants an interest bearing program whereby merchants may defer payment from the Company in exchange for interest. Merchant accounts payable in total were US$60,933,272 and US$13,284,544 as of December 31, 2020 and 2019, respectively, as disclosed on the consolidated balance sheets. Of these amounts, US$53,528,501 and US$10,053,570 were recorded within the merchant interest program balance as of December 31, 2020 and 2019, respectively.

Deferred payments retained in the program bear interest at the LIBOR daily (3 month) rate plus three percent (3.0%) on an annual basis, compounding daily. The weighted average annual percentage yield for the year ended December 31, 2020 was 5.43%. Interest expense associated with the program totaled US$1,475,554 and US$293,461 for the years ended December 31, 2020 and 2019, respectively.

Deferred payments are due on demand (up to US$250,000 during any seven day period) at the request of the merchant; however, Sezzle reserves the right to impose additional limits on the program and make changes to the program without notice or limits. These limits and changes to the program can include but are not limited to: maximum balances, withdrawal amount limits, and withdrawal frequency.

NOTE 16 – SHORT AND LONG TERM INCENTIVE PLANS

In May 2020, the Company adopted a short term incentive compensation program for its employees and executives. The program is based on achievements where individuals will be compensated for Company-wide and individual and/or team performance for the fiscal year. Measurement of compensable amounts is determined at the end of the year and payouts to individuals will be made in the form of restricted stock units in the following year. As of December 31, 2020, the Company has accrued a total of US$2,133,806 for this program, which is recorded in accrued liabilities on the consolidated balance sheets and offset by an expense recognized in selling, general, and administrative expenses within the consolidated statements of operations and comprehensive loss.

The Company also adopted the LTIP plan for its executive team in May 2020. The LTIP comprises grants of market priced stock options under the 2019 Equity Incentive Plan, with vesting subject to required levels of Comparative Total Shareholder Return (TSR) tested over three years, and subject to continued employment for a three-year period ending January 1, 2023. Both the market and service vesting conditions must be met in order for the grantee to vest at the end of the three year measurement period.

Each of the executive and designated senior officers of the Company was awarded a long term incentive stock option grant to purchase shares on May 22, 2020. The stock options have an exercise price of A$2.10 per share, based on the closing sale price of CDIs on the ASX on May 21, 2020, the trading day prior to the date of grant. The amount of each award is equal to 300% of the individual’s salary in effect as of May 22, 2020 (100% for each of the three years in the performance period and pro-rated for start date).

The Company’s stock price performance will be measured based on its volume weighted average price relative to other companies included within the S&P/ASX All Technology Index. The number of long term incentive stock option grants were calculated based on a fair value of US$0.64 per option, determined under the Monte Carlo Simulation valuation method.

Total expense recognized related to compensation under the LTIP program was US$5,939,644 for the year ended December 31, 2020. The compensable amounts under the LTIP to executive board members are subject to shareholder approval. Due to the pending approval, as of December 31, 2020, the Company has remeasured the fair value of the awards issued to executive board members utilizing the Monte Carlo Simulation valuation method and accrued US$4,483,073 within other non-current liabilities in the consolidated balance sheets, and offset by an expense recognized in selling, general, and administrative expenses within the consolidated statements of operations and comprehensive loss. The increase in value is primarily driven by the positive performance of the Company’s share price during the year. Awards to non-board member executives are included within the stock compensation amounts detailed within Note 14.

Sezzle Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2020 and 2019

NOTE 17 – LOSSES PER SHARE

The computation for basic loss per share is established by dividing net losses for the period by the weighted average shares outstanding during the reporting period, including repurchases carried as treasury stock. Diluted loss per share is computed in a similar manner, with weighted average shares increasing from the assumed exercise of employee stock options (including options classified as liabilities) and assumed vesting of restricted stock units (if dilutive). Given the Company is in a loss position, the impact of including assumed exercises of stock options and vesting of restricted stock units would have an anti-dilutive impact on the calculation of diluted loss per share and, accordingly, diluted and basic loss per share were equal for the years ended December 31, 2020 and 2019.

NOTE 18 – SUBSEQUENT EVENTS

Receivable Funding Facility

On February 10, 2021, Sezzle entered into an agreement with Goldman Sachs Bank USA (the ‘Class A’ senior lender) and Bastion Funding IV LLC (the ‘Class B’ mezzanine lender) for a US$250,000,000 receivables funding facility. The funding facility has a maturity date of June 12, 2023 (a 28-month term from the agreement date). The agreement is secured by the Company’s consumer notes receivable it chooses to pledge and is subject to covenants. Fifty percent of the total available funding facility (US$125,000,000) is committed while the remaining fifty percent is available to the Company for expanding its funding capacity. The funding facility carries an interest rate of LIBOR+3.375% and LIBOR+10.689% (the LIBOR floor rate is set at 0.25%) for funds borrowed from the Class A and Class B lender, respectively. In the event of a prepayment due to a broadly marketed and distributed securitization transaction with a party external to the agreement, an exit fee of 0.75% of such prepaid balance will be due to the lender upon such transaction. Additionally, the Company paid a US$1,000,000 termination fee to exit the previous Loan Agreement with the Syndicate.

Other Subsequent Events

The Company has evaluated subsequent events through the date of the audit report and determined that there have been no events, other than those disclosed above, that have occurred that would require adjustment to the disclosures in the consolidated financial statements.